AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1996.
                                                   REGISTRATION NO. 333-________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                                   PALEX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            2448                       76-0520673
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                          3555 TIMMONS LANE, SUITE 610
                              HOUSTON, TEXAS 77027
                                 (713) 626-9711
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                      ------------------------------------

                             VANCE K. MAULTSBY, JR.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          3555 TIMMONS LANE, SUITE 610
                              HOUSTON, TEXAS 77027
                                 (713) 626-9711

                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                      ------------------------------------

                    COPY TO:                          COPY TO:
                JOHN F. WOMBWELL                  THOMAS J. MURPHY
             Andrews & Kurth L.L.P.            McDermott, Will & Emery
            4200 Texas Commerce Tower          227 West Monroe Street
              Houston, Texas 77002            Chicago, Illinois  60606
                 (713) 220-4200                    (312) 372-2000

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                      ------------------------------------

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                              PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE      OFFERING PRICE PER         PROPOSED MAXIMUM               AMOUNT OF
            TO BE REGISTERED                REGISTERED             SHARE           AGGREGATE OFFERING PRICE(1)      REGISTRATION FEE
Common Stock, $.01 par value                 3,450,000             $11.00                  $37,950,000                   $11,500

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).

                      ------------------------------------

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

********************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
********************************************************************************

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996

                                3,000,000 SHARES

                                   PalEx, Inc.

                                     (Logo)

                                  COMMON STOCK
                      ------------------------------------

            All of the 3,000,000 shares of Common Stock offered hereby are being sold by PalEx, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company intends to file an application to list the Common Stock on ________________________________.

                      ------------------------------------

            SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                      ------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
             SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          PRICE             UNDERWRITING          PROCEEDS
                            TO              DISCOUNTS AND            TO
                          PUBLIC           COMMISSIONS(1)        COMPANY(2)
Per Share............ $                 $                     $
Total(3)............. $                 $                     $
===================== ================= ===================== ==================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2)  Before deducting estimated expenses of $________ payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock, solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public as shown above. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $____________, $___________ and $_____________, respectively. See "Underwriting."

                      ------------------------------------

            The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland on or about __________________, 1997.

ALEX. BROWN & SONS
  INCORPORATED                                            MONTGOMERY SECURITIES

            THE DATE OF THIS PROSPECTUS IS ___________________, 1997.

                    [MAP OF LOCATIONS AND PICTURE OF PRODUCTS
                           AND MANUFACTURING PROCESS]

            IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE
OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE                         OR
OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

            CONCURRENTLY WITH THE CLOSING OF THE OFFERING MADE HEREBY (THE "OFFERING"), PALEX, INC. PLANS TO ACQUIRE, IN SEPARATE TRANSACTIONS (COLLECTIVELY, THE "ACQUISITIONS"), IN EXCHANGE FOR CONSIDERATION INCLUDING SHARES OF ITS COMMON STOCK, THREE BUSINESSES: FRASER INDUSTRIES, INC. ("FRASER"), RIDGE PALLETS, INC. ("RIDGE") AND INTERSTATE PALLET CO., INC. ("INTERSTATE" AND, TOGETHER WITH FRASER AND RIDGE, THE "FOUNDING COMPANIES"). UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO "PALEX" MEAN PALEX, INC., AND REFERENCES TO THE "COMPANY" MEAN PALEX AND THE FOUNDING COMPANIES COLLECTIVELY.

            THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION AND SHARE AND PER SHARE DATA IN THIS PROSPECTUS (I) GIVE EFFECT TO THE ACQUISITIONS,
(II) ASSUME THE UNDERWRITERS' OVER- ALLOTMENT OPTION IS NOT EXERCISED AND (III) GIVE EFFECT TO A 1,021-FOR-1 STOCK SPLIT OF THE COMMON STOCK EFFECTED IN DECEMBER 1996.

                                   THE COMPANY

            PalEx was formed in January 1996 to create a national provider of pallets and related services. Concurrently with the closing of this Offering, PalEx will acquire three of the leading U.S. pallet businesses, making it the largest producer of new pallets and one of the largest pallet recyclers in the U.S. The Company believes that these acquisitions will enable it to capitalize on the significant trends currently affecting product manufacturing and distribution practices throughout the U.S., including the increasing reliance by shippers and logistics agents on a smaller number of better capitalized, more sophisticated vendors. The Company will provide a broad complement of pallet products and related services, including the manufacture and distribution of new pallets; the recycling of pallets (including used pallet retrieval, repair, remanufacture and secondary marketing); maintenance of depot operations and the sorting and storage of pallets for selected customers; and the processing and marketing of various wood-based by-products derived from pallet recycling operations. The Company will initially operate from 21 facilities in Florida, Texas, Virginia, California, Arkansas, Georgia, Illinois, Mississippi and South Carolina. For its fiscal year ended August 31, 1996, the Company generated pro forma combined revenues, income from operations and net income of $97.7 million, $8.9 million and $5.2 million, respectively. Ridge and Fraser, two of the Founding Companies, are currently among the largest pallet businesses in the U.S., based on revenues, and Interstate is regarded in the pallet industry as a leading developer of pallet recycling services and products. The Company intends to actively pursue acquisitions of additional leading pallet companies as part of its growth strategy.

            The pallet industry produces a variety of storage and shipping platforms. Pallets are typically constructed of wood and used in virtually all U.S. industries where products are physically distributed, including, among others: automotive; chemical; consumer products; grocery; produce and food production; paper and forest products; retailing; and steel and metals. Based on information supplied by industry sources, the Company estimates that the U.S. pallet industry generated revenues of approximately $5 billion in 1995 and that it is served by approximately 3,600 companies, most of which are privately held, operate in only one location and serve customers within a limited geographic radius.

            The pallet industry has experienced significant changes and growth during the past several years. These changes are due, among other factors, to the focus by FORTUNE 1000 businesses on improving the logistical efficiency of their manufacturing and distribution systems. This focus has caused many of these businesses to attempt to reduce significantly the number of vendors serving them in order to simplify their procurement and product distribution processes. It has also prompted large manufacturers and distributors to outsource key elements of those processes that are not within their core competencies and to develop just-in-time procurement, manufacturing and distribution systems. With the adoption of these systems, expedited product movement has become increasingly important and the demand for a high quality source of pallets has increased. Palletized freight facilitates movement through the supply chain, reducing costly loading and unloading delays at distribution centers and warehouse facilities. However, the use of low-quality or improperly sized pallets may increase the level of product damage during shipping or storage. As a result, there has been an increased demand for high-quality pallets in an attempt to reduce product damage during shipping and storage.

            The broad changes affecting U.S. industry have created significant demand for higher quality pallets distributed through an efficient, more sophisticated system. Environmental and cost concerns have also accelerated the trend toward increased reuse or "recycling" of previously used pallets, further increasing the importance of the quality of newly manufactured pallets. In recognition of these trends, Chep USA ("CHEP") has established a national pallet leasing program that provides high-quality pallets to customers throughout the U.S. for a daily fee. CHEP is a partnership created by Brambles Industries Limited, an Australian publicly-held corporation, and GKN, Ltd., a publicly-held U.K. corporation. Ridge and Fraser, two of the Founding Companies, manufacture and repair pallets for CHEP and provide a variety of logistical services with respect to its existing pallet pool, including the repair, storage and just-in-time delivery of pallets. CHEP currently does not manufacture pallets and engages in limited repair operations. During the twelve months ended August 31, 1996, approximately 29% of the Company's pro forma combined revenues and a significant percentage of the Company's growth were attributable to CHEP. The Company expects to continue to build its relationship with CHEP both geographically and by providing additional logistical services.

GROWTH STRATEGY

            The Company's goal is to become a leading national provider of pallets and related services by pursuing an aggressive acquisition strategy and by continuing to expand its existing operations.

            GROWTH THROUGH ACQUISITIONS. The Company intends to actively pursue acquisitions of leading companies of which the management and operating philosophies are complementary to those of the Founding Companies. The Company also intends to expand within its existing markets through "tuck-in" acquisitions to expand its market penetration as well as to provide a broader range of services to existing customers in those markets. These tuck-in acquisitions will generally involve smaller pallet companies whose operations can be incorporated into the Company's existing operations without a significant increase in infrastructure.

            INTERNAL GROWTH. The Company has opened nine new locations in the past three years and expects to open additional locations in the future. The Company intends to expand the service offerings at many of its locations to include a combination of manufacturing, repair, recycling and the sale of by-products. The Company also expects to be able to accelerate the internal growth of the Founding Companies and businesses acquired in the future by continuing to develop the Company's relationship with CHEP and other large customers and by developing and implementing a "best practices" program.

            PalEx believes that a significant market opportunity exists for a company that can consistently offer high-quality pallets and related value-added services to large pallet users in the U.S. The Company believes that the prominence and operating strength of the Founding Companies and the experience of its executive management will provide the Company with a significant competitive advantage as it pursues its growth strategy.

                                  THE OFFERING

Common Stock offered by the Company..............................................  3,000,000 shares
Common Stock to be outstanding after the Offering(1).............................  10,123,889 shares
Use of proceeds..................................................................  To pay the cash portion of the purchase price for the Founding Companies, to repay certain
                                                                                   indebtedness and for general corporate purposes,
                                                                                   which may include future acquisitions.  See
                                                                                   "Use of Proceeds."
Proposed trading symbol..........................................................

(1) Includes (i) 5,910,000 shares to be issued to the owners of the Founding Companies, (ii) 50,000 shares issued to the management of PalEx, (iii) 1,021,389 shares issued to Main Street Capital Partners, L.P. ("Main Street"), (iv) 3,000,000 shares to be sold in the Offering and (v) 142,500 shares to be contributed to the Founding Companies' profit sharing plans. Excludes options to purchase 200,000 shares which are currently outstanding and options to purchase 725,000 shares which are expected to be granted upon consummation of this Offering. See "Management" and "Certain Transactions."

                    SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

            PalEx will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, however, Fraser, one of the Founding Companies, has been identified as the "accounting acquiror." The following summary unaudited pro forma combined financial data presents certain data for the Company, as adjusted for (i) the effects of the Acquisitions on an historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements and
(iii) the consummation of this Offering. See "Selected Financial Data", the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements for each of Fraser and Ridge and the notes thereto included elsewhere in this Prospectus.

                                                              Pro Forma (1)
                                                             ---------------
                                                           Twelve Months Ended
                                                             August 31, 1996
                                                             ---------------
Income Statement Data:
       Revenues ......................................         $    97,725
       Gross profit ..................................              15,944
       Selling, general and administrative
          expenses(2) ................................               6,183
       Goodwill amortization(3) ......................                 834
       Income from operations.........................               8,927
       Interest income(expense), net(4) ..............                  23
       Net income ....................................               5,196

       Earnings per share ............................         $      0.51

       Shares used in computing pro
          forma income per share(5) ..................          10,123,889


                                                     AS OF AUGUST 31, 1996
                                                   -------------------------
                                                   PRO FORMA(6)   AS ADJUSTED(7)
                                                   -----------      --------
BALANCE SHEET DATA:
       Working capital ..........................  $ (6,136)        $ 11,592
       Total assets .............................    53,941           57,529
       Total debt, including current portion ....    13,014(8)           602
       Stockholders' equity .....................    22,746           50,146

(1) The pro forma combined income statement data assume that the Acquisitions and Offering were closed on September 1, 1995 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the periods presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. The pro forma income statement data includes operating results of Ridge for the fiscal year ended July 28, 1996.

(2) The pro forma combined income statement data reflects an aggregate of approximately $630,000 in pro forma reductions in salary and benefits of the owners of the Founding Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies See "Certain Transactions."

(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 30-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes interest income(expense) and other income(expense), net and reflects the reduction of interest expense attributed to the repayment of debt with proceeds from the Offering.

(5) Includes (i) 5,910,000 shares to be issued to the owners of the Founding Companies, (ii) 50,000 shares issued to the management of PalEx, (iii) 1,021,389 shares issued to Main Street, (iv) 3,000,000 shares to be sold in the Offering and (v) 142,500 shares to be issued to the Founding Companies' profit sharing plans. Excludes options to purchase 200,000 shares which are currently outstanding and options to purchase 725,000 shares which are expected to be granted upon consummation of this Offering.

(6) The pro forma combined balance sheet data assume that the Acquisitions were closed on August 31, 1996. The pro forma combined balance sheet data is based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. The pro forma balance sheet data includes Ridge as of July 28, 1996.

(7) Reflects the closing of this Offering and the Company's application of the net proceeds therefrom to fund the cash portion of the purchase price of the Acquisitions and to repay indebtedness of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

(8) Excludes $11.4 million representing the cash consideration and S Corporation Accumulated Adjustment Accounts to be paid to the owners of the Founding Companies with a portion of the net proceeds from the Offering.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA
                                 (IN THOUSANDS)

            The following table presents certain summary data for each of Fraser, Ridge, and Interstate.

                                                    FISCAL PERIODS ENDED (1)
                                                 -------------------------------
                                                   1994       1995       1996
                                                 ---------  ---------  ---------
FRASER(2):
      Revenues ................................   $23,114    $30,135    $45,100
      Gross profit ............................     2,359      4,576      7,200
      Selling, general and administrative
         expenses(3) ..........................     1,761      2,131      2,904
      Income from operations...................       598      2,445      4,296

RIDGE(4):
      Revenues ................................   $47,946    $54,450    $48,341
      Gross profit ............................     7,340      8,062      7,801
      Selling, general and administrative
         expenses(3) ..........................     4,018      3,826      3,825
      Income from operations...................     3,322      4,236      3,976

INTERSTATE:
      Revenues ................................   $ 3,480    $ 3,772    $ 4,284
      Gross profit ............................       712        601        943
      Selling, general and administrative
         expenses(3) ..........................       260        163         84
      Income from operations...................       452        438        859
------------------------------------

(1) The fiscal periods presented are as follows: Fraser - fiscal years ended November 30, 1994 and November 30, 1995, and the twelve months ended August 31, 1996; Ridge - fiscal years ended July 31, 1994, July 30, 1995 and July 28, 1996; and Interstate - fiscal years ended August 31 for all years presented.

(2) Fraser changed its fiscal year end to August 31 during 1996. The financial data for both the year ended November 30, 1995 and the twelve months ended August 31, 1996 include the results of Fraser for the three months ended November 30, 1995 which were as follows: revenues of $8.9 million, gross profit of $1.3 million and selling, general and administrative expenses of $605,000.

(3) The Company anticipates reductions in selling, general and administrative expenses aggregating approximately $630,000 from reductions in salary and benefits of the owners of the Founding Companies to which they have agreed prospectively. These reductions are not reflected in the numbers presented.

(4) For the three months ended October 29, 1996, Ridge had revenues of $10.1 million, gross profits of $888,000, selling, general and administrative expenses of $985,000 and loss from operations of $97,000. For the three months ended October 27, 1995, Ridge had revenues of $10.5 million, gross profits of $1.5 million, selling, general and administrative expenses of $1.0 million and income from operations of $442,000.

                                  RISK FACTORS

            PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

            ABSENCE OF COMBINED OPERATING HISTORY. PalEx was founded in January 1996 but has conducted no operations and generated no revenue to date. PalEx has entered into agreements to acquire the Founding Companies simultaneously with the closing of this Offering. The Founding Companies have been operating as separate independent entities and there can be no assurance that the Company will be able to integrate these businesses on an economic basis. In addition, there can be no assurance that the recently assembled management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. The pro forma combined financial results of the Founding Companies cover periods when the Founding Companies and PalEx were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on the extent management is able to centralize and integrate certain administrative and accounting functions and otherwise integrate the Founding Companies and other future acquisitions into one organization in a profitable manner. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful.

            SUPPLY AND DEMAND FOR LUMBER. Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Typically, lumber prices fall in oversupplied lumber markets, enabling small pallet manufacturers with limited capital resources to procure lumber and initiate production of low-cost pallets, depressing pallet prices overall and adversely affecting the Company's revenues and operating margins. The Company's revenues and gross margins tend to fluctuate based upon changing lumber prices. The majority of the lumber used in the pallet industry is hardwood, which is only grown in certain regions of the country and which is difficult to harvest in adverse weather, making its pricing volatile. For the twelve months ended August 31, 1996, purchases from two lumber vendors accounted for approximately 16% and 12%, respectively of the Company's total lumber purchases. While the Company purchased plywood and lumber from over 85 vendors during the twelve months ended August 31, 1996, and believes that it will benefit from strong relationships with multiple lumber suppliers, there can be no assurance that the Company will be able to secure adequate lumber supplies in the future. Lumber supplies and costs are affected by many factors outside the Company's control, including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the U.S. and competition from other industries that use similar grades and types of lumber. To the extent the Company encounters adverse lumber prices or is unable to procure adequate supplies of lumber, its financial condition and results of operations could be materially adversely affected. See "Business--Raw Materials."

            RELIANCE ON ACQUISITIONS. One of the Company's principal growth strategies is to increase its revenues and the markets it serves through the acquisition of additional pallet manufacturing and recycling companies. There can be no assurance that the Company will be able to identify or acquire additional businesses or to integrate and manage such additional businesses successfully. Acquisitions may involve a number of risks, including: adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on the Company's financial condition or results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase and the number of attractive acquisition candidates may decrease and, in any event, there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. See "Business -- Strategy."

            ACQUISITION FINANCING. The Company intends to use its Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient valuation or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings. Using cash to complete acquisitions and finance internal growth could substantially limit the Company's financial flexibility, using debt could result in financial covenants that limit the Company's operations and financial flexibility, and using equity may result in significant dilution of the ownership interests of the then existing stockholders of the Company. The Company has recently initiated negotiations with a group of commercial banks to provide the Company with a credit facility which will allow the Company to borrow up to approximately $35.0 million to be used for acquisitions, working capital and other general corporate purposes. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company might be unable to pursue its acquisition strategy successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources - Combined" and "Business--Strategy."

            MANAGEMENT OF GROWTH. The Company expects to grow through internal growth and acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. If the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, there could be a material adverse effect on the Company's financial condition and results of operations. See "Business--Strategy."

            COMPETITION. The markets for pallet manufacturing and recycling services are highly fragmented and competitive. Competition on pricing is often intense and the Company may face increasing competition from pallet leasing or other pallet systems providers, which are marketed as less expensive alternatives to new pallet purchasers. CHEP's pallet leasing system competes with new pallet sales to the grocery and wholesale distibution industries, and may expand into other industries in the future. In addition, pallet manufacturing and recycling operations are not highly capital intensive, the barriers to entry in such businesses are minimal. Other companies with significantly greater capital and other resources than the Company (including
CHEP) may enter or expand their operations in the pallet manufacturing and recycling businesses in the future, changing the competitive dynamics of the industry. The Company has in the past and will continue to compete with lumber mills in the sale of new pallets. The saw mills typically view pallet manufacturing as an opportunity to use the lower grade lumber that would otherwise be waste for the mill. Certain other smaller competitors may have lower overhead costs and consequently, may be able to manufacture or recycle pallets at lower prices than the Company. While the Company estimates, based on industry sources, that non-wooden pallets currently account for less than 10% of the pallet market, there can be no assurance that the Company will not face increasing competition from pallets fabricated from non-wooden components in the future. For example, Ridge currently sells agricultural harvesting boxes. These products have recently faced increasing competition from plastic agricultural containers which has reduced the number of agricultural harvesting boxes sold by Ridge. The Company expects competition with plastic agricultural harvesting boxes to continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition."

RELIANCE ON CHEP. During the twelve months ended August 31, 1996, approximately 29% of the Company's pro forma combined revenues and a significant percentage of the Company's growth were attributable to CHEP. In addition, certain of the Company's facilities are substantially dependent on CHEP as their predominant customer. If CHEP were to materially decrease its purchase of pallets and services from the Company, either because CHEP's operations encounter financial reversals or as a result of CHEP's determination to manufacture pallets internally, to buy pallets and services from competitors of the Company or to substantially increase the number of pallets it repairs or for any other reason, the Company's financial condition and results of operations could be materially adversely affected. The Company and CHEP enter into an agreement for each Company facility which performs CHEP repair or depot services. Although CHEP has not terminated or failed to renew any of these agreements to date, there can be no assurance that CHEP will not terminate or fail to renew such agreements in the future. See "Business--Customers."

            SEASONALITY; FLUCTUATION OF QUARTERLY OPERATING RESULTS. The pallet manufacturing business can be subject to seasonal variations in operations and demand. For example, the Company's southeastern operations experience the greatest demand for new pallets during the citrus and produce harvesting seasons (generally October through May) with significantly lower demand in the summer months. Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of acquisition assimilation costs, costs of opening new facilities, gain or loss of a material customer and variation in product mix. In addition, the Company's revenues and gross margins can fluctuate significantly with variations in lumber prices. Accordingly, the Company's performance in any particular quarter may not be indicative of the results which can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            WEATHER CONDITIONS. The Company sells a significant portion of its production to customers who ship agricultural products. Severe weather, particularly during the harvesting seasons, may cause a reduction in demand from agricultural customers, adversely affecting the Company's revenues and results of operations. For example, a heavy freeze or other weather adversely affecting the citrus and produce industries in Florida could have a significant negative impact on the Company's financial condition and results of operations. In addition, adverse weather conditions may affect the Company's ability to obtain adequate supplies of lumber at a reasonable cost. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

            FACTORS AFFECTING INTERNAL GROWTH. The Company's ability to generate internal earnings growth will be affected by, among other factors, its ability to expand the range of services offered to customers, increase existing customer bases (including business with CHEP), attract and retain employees, obtain raw materials at acceptable prices, open additional manufacturing and repair facilities and reduce operating and overhead.

            EFFECT OF CERTAIN CHARTER PROVISIONS. The Board of Directors of the Company is empowered to issue Preferred Stock without stockholder action. The existence of this "blank-check" Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise, even if such a transaction would provide greater value to the Company's stockholders than if the Company remained independent. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

            DEPENDENCE ON KEY PERSONNEL. The Company's operations are dependent on the continued efforts of its executive officers and on senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. Although the Company will enter into an employment agreement with each of the Company's executive officers, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees could have an adverse effect on the Company's business, financial condition and results of operations. The Company does not intend to carry key-person life insurance on any of its employees. See "Management."

            CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Following the completion of the Acquisitions and this Offering, the Company's executive officers, directors and key employees, and entities affiliated with them, will beneficially own 70.4% of the outstanding shares of Common Stock (67.4% if the Underwriters' over-allotment option is exercised in full). These persons, if acting in concert, will be able to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."

            PROCEEDS OF OFFERING PAYABLE TO AFFILIATES. Approximately $19.8 million, or approximately 72.3%, of the net proceeds of this Offering will be paid in cash to the owners of the Founding Companies (all of whom will become officers, directors or key employees of the Company) or will be used to repay indebtedness of the Founding Companies. Approximately $7.1 million of the indebtedness to be repaid is held by certain stockholders and affiliates of the Founding Companies. Proceeds available for acquisitions, working capital and other uses by the Company will be approximately $4.1 million, or 15.0% of the net proceeds of this Offering (approximately $8.3 million, or 26.3% of the net proceeds of this Offering, if the Underwriters' over-allotment is exercised in full). See "Use of Proceeds" and "Certain Transactions."

            POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES. The Company's operations are subject to various environmental laws and regulations, including those dealing with handling and disposal of waste products, fuel storage and air quality. As a result of past and future operations at its facilities, the Company may be required to incur remediation costs and other expenses related thereto. In addition, although the Company intends to conduct appropriate due diligence with respect to environmental matters in connection with future acquisitions, there can be no assurance that the Company will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

            NO PRIOR MARKET, POSSIBLE VOLATILITY OF STOCK. Prior to this Offering, no public market for the Common Stock has existed, and the initial public offering price, which will be determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Common Stock will trade after this Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the
              , but no assurance can be given that an active trading market for the Common Stock will develop or, if developed, continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

            SHARES ELIGIBLE FOR FUTURE SALE. As of December 20, 1996, 1,071,389 shares of Common Stock were issued and outstanding. Simultaneously with the closing of the Offering, the stockholders of the Founding Companies will receive, in the aggregate, 5,910,000 shares of Common Stock as a portion of the consideration for their businesses. None of these 5,910,000 shares was or will be issued in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act. When these shares become saleable, the market price of the Common Stock could be adversely affected by the sale of substantial amounts of the shares in the public market. The current stockholders of the Company have certain registration rights with respect to their shares. If such former stockholders, by exercising such registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

            Upon the closing of this Offering, the Company also will have outstanding options to purchase up to a total of 925,000 shares of Common Stock issued pursuant to the Company's 1996 Stock Option Plan (the "Plan"). A total of 1,800,000 shares will be issuable pursuant to such plan. The Company intends to register all the shares subject to these options under the Securities Act for public resale. See "Management--1996 Stock Option Plan."

            The Company has agreed that it will not offer or sell any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except for the grant of employee stock options and for shares issued (i) in connection with acquisitions and (ii) pursuant to the exercise of options granted under the Plan. Further, the Company's directors, officers and certain stockholders who beneficially own 7,123,889 shares in the aggregate have agreed not to directly or indirectly offer for sale, sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. In addition, the owners of the Founding Companies have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock received as consideration in the acquisitions for a period of two years following receipt thereof.

            The Company currently intends to file a registration statement covering up to an additional 4,000,000 shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

            The effect, if any, of the availability for sale, or sale, of the shares of Common Stock eligible for future sale will have on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse.

            IMMEDIATE AND SUBSTANTIAL DILUTION. The purchasers of the shares of Common Stock offered hereby will experience immediate dilution in the net tangible book value of their shares of $7.63 per share (assuming an initial public offering price of $10.00 per share). See "Dilution." In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with acquisitions or other public or private financings, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company.

                                   THE COMPANY

            PalEx was founded in January 1996 to create a national provider of pallets and related services. Concurrently with and as a condition to the closing of this Offering, PalEx will acquire the three Founding Companies. A brief description of each of the Founding Companies is set forth below.

        FRASER. Fraser was founded in 1975 and is a leading manufacturer and recycler of pallets in the southwestern U.S. Fraser is headquartered in Big Spring, Texas, has 14 plant locations and employs approximately 850 people. Fraser has experienced significant growth in the past three years, opening nine facilities and acquiring two additional facilities. For the twelve months ended August 31, 1996, Fraser's revenues were $45.1 million, with income from operations of $4.3 million. Fraser has established a leading presence in the supply of new and recycled pallets in the Southwest and has developed significant relationships with CHEP and Wal-Mart Stores, Inc. ("Wal-Mart"), among others. The services Fraser provides include pallet manufacturing, repair, sorting, storage and transportation. Troy O. Fraser, the President of Fraser, has served in such capacity for 21 years and will become the Company's Chief Development Officer as well as serve on the Company's Board of Directors upon consummation of the Offering. Mr. Fraser is a Vice President and a two-term member of the Board of Directors of the National Wooden Pallet and Container Association (the "NWPCA").

            RIDGE. Ridge was founded in 1967 and is a leading manufacturer of pallets in the southeastern U.S. Ridge's fiscal 1996 revenues were $48.3 million, with income from operations of $4.0 million. Ridge is headquartered in Bartow, Florida, has five plant locations and employs approximately 500 people. Ridge's traditional strength has been the manufacture of large volumes of new pallets for customers who have time-sensitive delivery requirements and demand a high level of customer service. In addition to its traditional focus on the manufacture of new pallets, Ridge also builds agricultural harvesting boxes and specialty bins, and has recently entered the pallet repair and recycling market.
A. E. Holland, Jr. has served as President of Ridge for 16 years and has more than 25 years experience in the pallet industry. Mr. Holland will become the Company's Chief Operating Officer as well as serve on the Company's Board of Directors upon consummation of the Offering. Mr. Holland is a past President and long-standing member of the Board of Directors of the NWPCA. In addition, each of the nine members of Ridge's senior management team has in excess of 13 years of experience in the pallet business, is actively involved in the NWPCA and will continue to serve the Company from its operational headquarters in Bartow.

            INTERSTATE. Interstate was founded in 1979 in Richmond, Virginia and is recognized as an innovator in pallet recycling services. Interstate has two facilities and employs approximately 45 people, primarily in the manufacture and sale of reconstructed wooden pallets. Interstate's fiscal 1996 revenues were $4.3 million, with income from operations of approximately $900,000. In addition to the sale of recycled pallets, Interstate has developed pallet management systems through which Interstate delivers pallets to a customer, retrieves them for repair after use and redeploys the pallets to the same customer. Interstate is also an innovator in the sale of wood by-products, including garden mulches and playground surface materials. Interstate was awarded a special commendation from the Governor of Virginia recognizing Interstate's commitment to natural resource conservation for recycling over 50 million pallets since 1980. Stephen
C. Sykes has served as Interstate's President from its inception and will become a member of the Company's Board of Directors upon consummation of the Offering. Mr. Sykes is a former President and board member of the NWPCA.

            The aggregate consideration to be paid by the Company in the Acquisitions consists of approximately $4.5 million in cash and 5,910,000 shares of Common Stock. The consideration to be paid by the Company for the Founding Companies was determined by negotiations among the Company and representatives of the Founding Companies. See "Certain Transactions."

            PalEx, Inc. was incorporated in Delaware in January 1996. Its executive offices are located at 3555 Timmons Lane, Suite 610, Houston, Texas 77027, and its telephone number at that address is (713)626-9711.

                                 USE OF PROCEEDS

            The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $27.4 million (approximately $31.6 million if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $10.00 per share.

            Of the net proceeds, the Company estimates that approximately $4.5 million will be used to pay the cash portion of the purchase price for the Founding Companies, all of which will be paid to former stockholders of the Founding Companies. In addition, approximately $10.5 million of the net proceeds will be used to repay estimated outstanding indebtedness of the Founding Companies at the closing of the Offering. Of that $10.5 million, approximately $7.0 million is owed to stockholders and affiliates of Ridge, bears interest at the prime rate (which at August 31, 1996 was 8.25%) and matures January 3, 2000 and approximately $70,000 is owed to an affiliate of Fraser, bears interest at 14.0% per annum and matures in January 2005. The remaining indebtedness to be repaid from the proceeds of the Offering bears interest at the prime rate (which at August 31, 1996 was 8.25%) and matures at various dates from April through June 1997. Approximately $8.3 million of the net proceeds will be used to make distributions to the former stockholders of the Founding Companies representing S Corporation earnings previously taxed to such holders. See "Certain Transactions."

            The approximately $4.1 million of remaining net proceeds will be used for working capital and for general corporate purposes, which are expected to include future acquisitions. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment-grade, interest-bearing instruments. The Company currently has no binding agreements to effect any acquisitions. See "Managements's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

            The Company is currently negotiating with a group of commercial banks to provide the Company with a $35.0 million new credit facility which may be used for acquisitions, working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

                                 DIVIDEND POLICY

            It is the Company's current intention to retain earnings to finance the expansion of its business. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the new credit facility may prohibit the payment of dividends by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

                                CAPITALIZATION

            The following table sets forth the capitalization at August 31, 1996
(i) of the Company on a pro forma basis to give effect to the Acquisitions and
(ii) of the Company, as adjusted, to give effect to both the Acquisitions and this Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                                         AUGUST 31, 1996
                                                                       --------------------------------------------
                                                                             PRO FORMA(1)               AS ADJUSTED
                                                                       ------------------        ------------------
                                                                                         (IN THOUSANDS)
Current maturities of long-term obligations(2).......................  $            2,740        $                0
                                                                       ==================        ==================
Long-term obligations, less current maturities.......................              10,274                       602
Stockholders' equity:
    Preferred Stock: $0.01 par value, 5,000,000 shares,
    authorized; no shares issued and outstanding.....................                  --                        --
    Common Stock: $0.01 par value, 30,000,000 shares
         authorized; 7,123,889 shares issued and outstanding,
         pro forma; and 10,123,889 shares issued and
         outstanding, as adjusted....................................                  71                       101
Additional paid-in capital...........................................              21,010                    48,380
Retained earnings....................................................               1,665                     1,665
                                                                       ------------------        ------------------
    Total stockholders' equity.......................................              22,746                    50,146
                                                                       ------------------        ------------------
        Total capitalization.........................................  $           33,020        $           50,748
                                                                       ==================        ==================

(1) Combines the respective accounts of PalEx and the Founding Companies as reflected in the Pro Forma Combined Balance Sheet as of August 31, 1996.

(2)  Includes the balance of any amounts drawn under lines of credit.

                                    DILUTION

            The deficit in adjusted net tangible book value of the Company at August 31, 1996 was $(3,425,000) or $(0.48) per share after giving effect to the Acquisitions. "Adjusted net tangible book value per share" is the adjusted tangible net worth (total tangible assets less total liabilities) of the Company divided by the number of shares of Common Stock outstanding after giving effect to the Acquisitions. After giving effect to the sale of the shares of Common Stock offered hereby (at an assumed price of $10.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company at August 31, 1996 would have been $23,975,000 or $2.37 per share, representing an immediate increase in net tangible book value of $2.85 per share to existing stockholders and an immediate dilution of $7.63 per share to the investors purchasing the shares in this Offering ("New Investors"). The following table illustrates this dilution to New Investors:


Assumed public offering price per share.........................................                           $          10.00
            Net tangible book value per share at August 31, 1996................  $          (0.48)
            Increase per share attributable to New Investors....................              2.85
                                                                                  ----------------
Pro forma net tangible book value per share after Offering......................                                       2.37
                                                                                                           ----------------
Net tangible book value dilution per share to New Investors.....................                           $           7.63
                                                                                                           ================


            The following table sets forth as of the date of this Prospectus the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid by existing stockholders (after giving effect to the Acquisitions) and by the New Investors:


                                                                   AVERAGE PRICE
                         SHARES PURCHASED   TOTAL CONSIDERATION (1)  PER SHARE
                         ----------------   -----------------------  ---------
                          NUMBER    PERCENT      AMOUNT      PERCENT
                          ------    -------      ------      -------
Existing stockholders    7,123,889    70.4%  $ (3,425,000)   (12.9)%   $(0.48)
New Investors .......    3,000,000    29.6     30,000,000    112.9      10.00
                        ----------   ------  -------------   ------
            Total ...   10,123,889   100.0%  $ 26,575,000    100.0%
                        ==========   ======  =============   ======
---------------

(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Companies before this Offering, adjusted to reflect: (i) the payment of approximately $4.5 million in cash to the stockholders of the Founding Companies as part of the consideration for the Acquisitions; (ii) the distribution of $8.3 million to the stockholders of the Founding Companies representing S Corporation earnings previously taxed to such stockholders prior to the Acquisitions; (iii) payment of $518,000 in financial advisory fees incured by the Founding Companies in connection with the Acquisitions; (iv) the isuance of 142,500 shares of Common Stock to the Founding Companies' profit sharing plans; and
     (v) the transfer of certain non-operating assets to the stockholders of the Founding Companies with an approximate book value of $210,000 in connection with the Acquisitions. See "Certain Transactions."

                             SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

            PalEx, Inc. will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, however, Fraser has been identified as the "accounting acquiror." The following selected historical financial data for Fraser as of November 30, 1995 and August 31, 1996 and for the years ended November 30, 1994 and 1995 and the nine months and twelve months ended August 31, 1996, have been derived from audited financial statements of Fraser, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The selected historical financial data as of November 30, 1992, 1993 and 1994, and the fiscal years ended November 30, 1992 and 1993 and the nine months ended August 31, 1995, have been derived from unaudited financial statements of Fraser, which have been prepared on the same basis as the audited financial statements and, in the opinion of Fraser, reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following summary unaudited pro forma combined financial data presents certain data for the Company, adjusted for (i) the Acquisitions, (ii) the effects of certain pro forma adjustments to the historical financial statements and (iii) the consummation of this Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                                     NINE MONTHS          TWELVE
                                                                                                        ENDED           MONTHS ENDED
                                                               YEAR ENDED NOVEMBER 30,              AUGUST 31, (1)       AUGUST 31,
                                                 --------------------------------------------    --------------------   ------------
                                                   1992        1993        1994        1995        1995        1996        1996
                                                 --------    --------    --------    --------    --------    --------   ------------
INCOME STATEMENT DATA:
FRASER
   Revenues ..................................   $ 13,110    $ 18,254    $ 23,114    $ 30,135    $ 21,220    $ 36,185   $    45,100
   Gross profit ..............................      2,193       2,286       2,359       4,576       3,325       5,949         7,200
   Selling, general and administrative
      expenses ...............................      1,971       2,080       1,761       2,131       1,526       2,299         2,904
   Income from operations.....................        222         206         598       2,445       1,799       3,650         4,296
   Interest expense, net(2)...................       (100)       (170)       (344)       (431)       (305)       (461)         (587)
   Net income ................................   $    118    $     21    $    248    $  1,923    $  1,430    $  3,021   $     3,514
                                                 ========    ========    ========    ========    ========    ========   ===========
PRO FORMA(3):
   Revenues.............................................................................................................$    97,725
   Gross profit ........................................................................................................     15,944
   Selling, general and administrative
      expenses(4) ......................................................................................................      6,183
   Goodwill amortization(5) ............................................................................................        834
   Income from operations...............................................................................................      8,927
   Interest income(expense), net(6) ....................................................................................         23
   Net income...........................................................................................................$     5,196
                                                                                                                         ==========
   Net income per share.................................................................................................$      0.51
                                                                                                                         ==========
   Shares used in computing pro forma income per share(7) .............................................................. 10,123,889
                                                                                                                         ==========

                                                                 AS OF NOVEMBER 30,               AS OF AUGUST 31, 1996  AS ADJUSTED
                                                     ------------------------------------------  -----------------------  AUGUST 31,
                                                       1992       1993       1994        1995     ACTUAL   PRO FORMA (8)   1996 (9)
                                                     --------   --------   ---------   --------  --------   -----------    --------
FRASER BALANCE SHEET DATA:
   Working capital ...............................   $    562   $    796   $ (2,280)   $    997  $  1,076   $ (6,136)      $ 11,592
   Total assets ..................................      4,630      5,018      9,950      12,295    13,059     53,941         57,529
   Total debt, including current portion .........      1,901      3,550      5,787       5,920     3,291     13,014(10)         602
   Stockholders' equity ..........................      1,672      1,639      1,887       3,810     6,411     22,746         50,146

------------------------------------

(1) Fraser changed its fiscal year end to August 31 during 1996. As a result, the fiscal year ended August 31, 1996 represents a nine-month period. The unaudited income statement data for the nine months ended August 31, 1995 have been presented for purposes of comparison to the nine-month period ended August 31, 1996. The twelve months ended August 31, 1996 has also been presented for comparative purposes with prior fiscal periods.

(2)  Includes interest expense and other income(expense), net.

(3) The pro forma combined income statement data assume that the Acquisitions were closed on September 1, 1995 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the periods presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(4) The pro forma combined income statement data include aggregate reductions of approximately $630,000 in salary and benefits to the owners of the Founding Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies. See "Certain Transactions."

(5) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 30-year period and computed on the basis described in the Notes to the Unaudited Pro Froma Combined Financial Statements.

(6) Includes interest income(expense) and other income(expense), net and reflects the reduction of interest expense attributed to the repayment of debt with proceeds from the Offering.

(7) Includes (i) 5,910,000 shares to be issued to the owners of the Founding Companies, (ii) 50,000 shares issued to the management of PalEx, (iii) 1,021,389 shares issued to Main Street, (iv) 3,000,000 shares to be sold in the Offering and (v) 142,500 shares to be issued to the Founding Companies' profit sharing plans. Excludes options to purchase 200,000 shares which are currently outstanding and options to purchase 725,000 shares which are expected to be granted upon consummation of this Offering. See "Certain Transactions."

(8) Reflects the Acquisitions as if they had occurred on August 31, 1996 as described in the Notes to Unaudited Pro Forma Combined Financial Statements.

(9) Reflects the closing of this Offering and the Company's application of the net proceeds therefrom to fund the cash portion of the purchase price of the Acquisitions and to repay indebtedness of the Founding Companies. See "Use of Proceeds" and "Certain Transactions."

(10) Excludes $11.4 million representing the cash consideration and S Corporation Accumulated Adjustment Accounts to be paid to the owners of the Founding Companies with a portion of the net proceeds of the Offering and computed on the basis described in the Notes to the Unaudited Pro Froma Combined Financial Statements.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

            The following discussion should be read in conjunction with the Founding Companies' Financial Statements and related notes thereto and "Selected Financial Data" appearing elsewhere in this Prospectus.

            The Company's net revenues are derived from: (i) the manufacture and sale of new pallets; (ii) the repair, remanufacture and sale of recycled pallets and the provision of pallet management services; (iii) the manufacture and sale of ancillary products, including agricultural harvesting boxes and specialty bins, and lumber sales; and (iv) sales of by-products, including landscape mulch and playground material.

            New pallets constitute one of two core product lines and accounted for approximately 65% of the Company's revenues for the twelve months ended August 31, 1996 on a pro forma basis. Approximately 75% of the cost of a new pallet is lumber, and new pallet sales prices are strongly influenced by the cost, availability and type of lumber used. As a result, changes in lumber prices can significantly impact the Company's revenues and margins. New pallet manufacturing is generally considered to be a mature industry characterized by moderate growth rates. Ridge has historically focused on new pallet sales.

            The repair, remanufacture and sale of recycled pallets and the provision of pallet management services accounted for approximately 25% of the Company's revenues for the twelve months ended August 31, 1996 on a pro forma basis and constitutes the Company's other core product line. These activities are more labor intensive and require fewer raw materials than new pallets. Recycling operations generally generate higher gross profits as a percentage of revenues. Fraser's repair and recycling services have grown rapidly in the past three years and Ridge has recently begun to offer such products and services.

            Ancillary product and lumber sales accounted for approximately 10% of the Company's revenues for the twelve months ended August 31, 1996 on a pro forma basis. Ancillary products include harvesting boxes and specialty bins used by the agricultural industry and other products. These products are generally characterized by higher unit sales costs and higher margins than the Company's core products. Purchases of agricultural harvesting boxes and specialty bins represent capital expenditures to the Company's customers and can vary significantly from period to period. In addition, the sale of agricultural harvesting boxes to the citrus industry in Florida declined from fiscal 1994 through fiscal 1996 as a result of competition from plastic agricultural containers. The Company expects this competition to continue.

            The sale of pallet by-products (generally, landscape mulch and playground material produced by grinding unusable lumber and scrap) does not represent a significant portion of the Company's revenues. However, these products produce significant margins because the raw materials costs have been recovered from the production of a core or ancillary product. In addition, the sale of by-product enables the Company to avoid disposal costs for unusable lumber and scrap. Interstate is regarded as a leading innovator in utilizing and marketing pallet by-products.

            Ridge and Fraser, two of the Founding Companies, manufacture and repair pallets for CHEP and provide a variety of logistical services with respect to its existing pallet pool, including the repair, storage and just-in-time delivery of pallets. CHEP currently does not manufacture pallets and engages in limited repair operations. During the twelve months ended August 31, 1996, approximately 29% of the Company's pro forma combined revenues and a significant percentage of the Company's growth were attributable to CHEP, with a majority of the revenues generated by six of the Fraser facilities opened during the past two years currently attributable to CHEP. Although the Company sells products to a broad range of industries, approximately 20% of the Company's pro forma revenues for the twelve months ended August 31, 1996 were attributable to the agricultural industries in the southeastern U.S., with the citrus and produce industries comprising the largest component thereof. The pallet purchases associated with these industries are highly seasonal with most sales revenues concentrated in the period from October through May.

            In August 1994, Ridge purchased its pallet and box manufacturing business in a management buyout (the "Ridge Buyout") from Ridge Resources, Inc. ("Resources"), a predecessor company owned by three of the stockholders of Ridge. As consideration for this purchase, Ridge issued notes totaling approximately $12.6 million to Resources and assumed approximately $1.8 million of Resources' liabilities. The notes held by Resources and its stockholders are referred to herein as the "Ridge Notes." A portion of the net proceeds of this Offering will be used to repay the Ridge Notes. See "Certain Transactions."

            The Founding Companies have been managed throughout the periods presented as independent private companies, and their results of operations reflect tax structures as S Corporations, which have influenced, among other things, their historical levels of owners' compensation. Selling, general and administrative expenses for the periods presented are therefore impacted by the amount of compensation and related benefits that the former owners and certain key employees received from their respective businesses during these periods. These former owners and key employees have agreed to certain reductions in salaries and benefits in connection with the founding of the Company or the acquisition of their businesses by the Company.

            The Company recognizes revenue upon the delivery of a product or service to a customer. The Company does not generally maintain significant finished goods inventory. Cost of sales are predominately variable costs such as lumber, labor, fasteners, transportation, equipment maintenance and utilities. Fixed costs in cost of sales include depreciation of equipment, supervisory labor and direct overhead. Substantially all production employees are paid on a production or "piecework" basis, which the Company believes provides incentives for increased productivity.

            Selling, general and administrative expenses are generally fixed costs such as sales, administrative and management salaries and benefits, travel expenses, professional services, computer costs and office expenses. Many sales, administrative and managerial employees have variable compensation plans, although the sales force is not paid a sales commission based on volume of sales.

RESULTS OF OPERATIONS - COMBINED

            The combined results of operations for the periods presented do not purport to present those of the combined Founding Companies in accordance with generally accepted accounting principles, but represent merely a summation of the revenues, cost of sales, gross profit and selling, general and administrative expenses of the individual Founding Companies on a historical basis and exclude the effects of pro forma adjustments. This data will not be comparable to, and may not be indicative of, the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management and had different tax structures (S Corporations) during the periods presented and (ii) the Company will use the purchase method to establish a new basis of accounting to record the Acquisitions. References to operations in the southwestern region refer to the operations previously conducted by Fraser, and references to operations in the southeastern region refer to operations previously conducted by Ridge.

            The following table sets forth certain selected financial data as a percentage of revenues for the periods indicated:

                                                                        FISCAL PERIODS ENDED(1)
                                            -----------------------------------------------------------------------------
                                                    1994                       1995 (2)                     1996 (2)
                                            -----------------------     ---------------------       ---------------------
Revenues ...............................    $74,540        100.0%       $88,357        100.0%       $97,725        100.0%
Cost of Sales ..........................     64,129        86.0          75,118        85.0          81,781         83.7
                                             ------        ----          ------        ----          ------         ----
    Gross profit .......................     10,411        14.0          13,239        15.0          15,944         16.3
Selling, general and administrative
    expenses ...........................      6,039         8.1%          6,120         6.9%          6,813          7.0%

-------------------
(1) The fiscal periods above include the following 12 month periods of the individual Founding Companies: 1994 - Fraser - November 30, Ridge - July 31, and Interstate - August 31; 1995 - Fraser - November 30, Ridge - July 30, and Interstate - August 31; 1996 - Fraser - August 31, Ridge - July 28, and Interstate - August 31.

(2) Fraser changed its fiscal year end to August 31 during 1996. The financial data for the year ended November 30, 1995 and the twelve months ended August 31, 1996 both include the results of Fraser for the three months ended November 30, 1995 which were as follows: revenues of $8.9 million, gross profit of $1.3 million and selling, general and administrative expenses of $605,000.

FISCAL 1996 COMPARED TO FISCAL 1995

            Revenues increased approximately 10.6% to $97.7 million from $88.4 million. Revenues in the southwestern region increased approximately $15.0 million as a result of the full year effect of revenues generated by five new facilities opened during 1995, as well as an additional facility opened in 1996. This increase was offset by a $6.1 million decline in revenues in the southeastern region generally attributable to both lower average sales prices and a reduction in sales of agricultural harvesting boxes and specialty bins.

            Gross profit as a percentage of revenues increased to 16.3% from 15.0%. This improvement was generally attributable to continued growth in the southwestern region in repair and recycling operations which are characterized by lower raw material costs as a percentage of revenues and generally have higher gross margins than new pallet operations. As a result of additional revenues, gross profit increased 20.4% to $15.9 million from $13.2 million.

            Selling, general and administrative expenses increased 11.3% to $6.8 million from $6.1 million. The increase was attributable to increased selling and infrastructure costs associated with the opening of facilities in Arkansas, California, Illinois and Texas.

FISCAL 1995 COMPARED TO FISCAL 1994

            Revenues increased 18.5% to $88.4 million from $74.5 million. Approximately one-half of the increase was attributable to the opening of five new facilities in the southwestern region. The remainder of this increase was attributable to higher revenues resulting from higher raw material costs which were generally passed on to customers in the form of higher sales prices, together with an increase in the quantity of new pallets and agricultural harvesting boxes and specialty bins sold in the southeastern region.

            Gross profit as a percentage of revenues improved to 15.0% from 14.0%. This improvement was generally attributable to growth in the southwestern region in the repair and recycling operations which are characterized by lower raw material costs as a percentage of revenue and generally have higher gross margins than new pallet operations. As a result of additional revenues, gross profit improved 27.2% to $13.2 million from $10.4 million.

            Selling, general and administrative expenses remained stable at $6.1 million.

LIQUIDITY AND CAPITAL RESOURCES - COMBINED

            On a combined basis, the Founding Companies generated $9.1 million of cash from operating activities during 1996. Net cash used in investing activities was $4.7 million on a combined basis and was primarily used for purchases of property and equipment. Net cash used in financing activities was $8.0 million on a combined basis and was primarily used for reductions in long term debt and for distributions to stockholders.

            The Company is currently negotiating with a group of banks to obtain a credit facility which would be available upon the closing of the Offering. According to the proposed terms, the Company would have an unsecured revolving line of credit of up to $35.0 million, which may be used for general corporate purposes, including post-Offering acquisitions, capital expenditures and working capital.

            The ability of the Company to secure the credit facility is subject to completion of negotiations with potential lenders as well as the satisfaction of certain conditions, including the execution of appropriate loan documentation. In the event the credit facility is not available after this Offering, the Company believes that sufficient alternative sources of financing will be available on reasonable terms to the Company.

            The Company anticipates that its cash flow from operations will provide sufficient cash to enable the Company to meet its working capital needs, debt service requirements and planned capital expenditures for property and equipment. On a combined basis, the Founding Companies made capital expenditures of $5.1 million in fiscal 1996.

            The Company intends to continue pursuing attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of a portion of the net proceeds of the Offering, working capital, cash flow from operations and borrowings, including any unborrowed portion of the proposed credit facility, as well as issuances of additional equity.

            Due to the relatively low levels of inflation experienced in fiscal 1994, 1995 and 1996, inflation did not have a significant effect on the results of the combined Founding Companies in those fiscal years.

RESULTS OF OPERATIONS - FRASER

            The following table sets forth certain selected financial data as a percentage of revenues for the periods indicated:


                                                          TWELVE MONTHS ENDED                         NINE MONTHS ENDED
                                                              NOVEMBER 30,                                AUGUST 31,
                                               ----------------------------------------    ----------------------------------------
                                                      1994                  1995                  1995                  1996
                                               ------------------    ------------------    ------------------    ------------------
Revenues ...................................   $ 23,114    100.0%    $ 30,135    100.0%    $ 21,220    100.0%    $ 36,185    100.0%
Cost of sales ..............................     20,755     89.8       25,559     84.8       17,895     84.3       30,236     83.6
                                               --------              --------              --------              --------
   Gross profit ............................      2,359     10.2        4,576     15.2        3,325     15.7        5,949     16.4
Selling, general and administrative
   expenses ................................      1,761      7.6        2,131      7.1        1,526      7.2        2,299      6.4
                                               --------              --------              --------              --------
Income from operations .....................        598      2.6        2,445      8.1        1,799      8.5        3,650     10.1
Interest expense ...........................       (335)    (1.4)        (450)    (1.5)        (345)    (1.6)        (324)    (0.9)
Other income (expense), net ................         (9)                   19                    40      0.2         (137)    (0.4)
                                               --------              --------              --------              --------
Income before tax ..........................        254      1.1        2,014      6.7        1,494      7.0        3,189      8.8
Income taxes ...............................          6                    91      0.3           64      0.3          168      0.5
                                               --------              --------              --------              --------
Net income .................................   $    248      1.1%    $  1,923      6.4%    $  1,430      6.7%    $  3,021      8.3%
                                               ========              ========              ========              ========

NINE MONTHS ENDED AUGUST 31, 1996 COMPARED TO NINE MONTHS ENDED AUGUST 31, 1995

            Revenues increased 70.5% to $36.2 million from $21.2 million. The increase was primarily due to revenues from five facilities opened or acquired during 1995 and a new facility opened during 1996.

            Gross profit as a percentage of revenues increased to 16.5% from 16.4%. The increase in gross profit as a percentage of revenues was generally attributable to growth in repair and recycling operations which are characterized by lower raw material costs as a percentage of revenues than new pallet operations and, generally have higher gross margins than new pallet operations. Gross profit increased approximately 78.9% to $5.9 million from $3.3 million, primarily as result of increased revenues associated with the new facilities.

            Selling, general and administrative expenses increased 50.7% to $2.3 million from $1.5 million and were generally attributable to additional costs associated with the facilities opened or acquired during both periods. Because of the fixed nature of certain selling, general and administrative expenses, such expenses decreased as a percentage of revenues to 6.4% from 7.2%.

            Interest expense remained fairly constant between periods.

            Other income (expense), net changed to a net expense of $137,000 from income of $40,000 due primarily to a casualty loss.

            Income before taxes increased to $3.2 million from $1.5 million.

TWELVE MONTHS ENDED NOVEMBER 30, 1995 COMPARED TO TWELVE MONTHS ENDED NOVEMBER 30, 1994

            Revenues increased by 30.4% to $30.1 million from $23.1 million and primarily reflected the opening of five new repair facilities in 1995.

            Gross profit as a percentage of revenues increased to 15.2% from 10.2%. The increase in gross profit as a percentage of revenues was generally attributable to growth in repair and recycling operations which are characterized by lower raw material costs as a percentage of revenues than new pallet operations and generally have higher gross margins than new pallet operations. Gross profit increased approximately 94.0% to $4.6 million from $2.4 million, also as a result of lower raw material costs and additional revenues.

            Selling, general and administrative expenses increased 21.0% to $2.1 million from $1.8 million. The increase in operating expenses was primarily attributable to increased infrastructure costs associated with the additional facilities opened in 1995.

            Interest expense increased to $450,000 from $335,000. The increase was generally attributable to higher interest expense necessary to fund working capital needs associated with the new facilities opened in 1995.

            Income before taxes increased to $2.0 million from $254,000.

LIQUIDITY AND CAPITAL RESOURCES - FRASER

            The Company generated $4.9 million in net cash from operations for the twelve months ended August 1996. Net cash used in investing activities was approximately $3.2 million, principally for the purchase of property and equipment related to the opening of new facilities. Net cash used in financing activities was $1.7 million in 1996, principally for the repayment of long-term debt.

RESULTS OF OPERATIONS - RIDGE

            The following table sets forth certain selected financial data as a percentage of revenues for the periods indicated:

                                                   FISCAL YEAR ENDED                                 THREE MONTHS ENDED
                               ---------------------------------------------------------   ---------------------------------------
                                 JULY 31, 1994       JULY 30, 1995       JULY 28, 1996     OCTOBER 29, 1995     OCTOBER 27, 1996
                               -----------------   -----------------   -----------------   -----------------   -------------------
Revenues ....................  $ 47,946   100.0%   $ 54,450   100.0%   $ 48,341   100.0%   $ 10,499   100.0%   $ 10,059    100.0%
Cost of sales ...............    40,606    84.7      46,388    85.2      40,540    83.9       9,024    86.0       9,171     91.2
                               --------            --------            --------            --------            --------
   Gross profit .............     7,340    15.3       8,062    14.8       7,801    16.1       1,475    14.0         888      8.8
Selling, general and ........
      administrative expenses     4,018     8.4       3,826     7.0       3,825     7.9       1,033     9.8         985      9.8
                               --------            --------            --------            --------            --------
Income from operations ......     3,322     6.9       4,236     7.8       3,976     8.2         442     4.2         (97)    (1.0)
Interest expense ............       (80)   (0.2)       (962)   (1.8)     (1,032)   (2.1)       (267)   (2.5)       (192)    (1.9)
Other income (expense), net .       922     1.9         101     0.2         199     0.4          64    (0.6)         20      0.2
                               --------            --------            --------            --------            --------
Income (loss) before tax ....     4,164     8.7       3,375     6.2       3,143     6.5         239     2.3        (269)    (2.7)
Income taxes (benefit) ......        99     0.2          83     0.2          76     0.2           6     0.1          (6)     0.1
                               --------            --------            --------            --------            --------
Net income(loss).............  $  4,065     8.5%   $  3,292     6.0%   $  3,067     6.3%   $    233     2.2%   $   (263)    (2.6)%
                               ========            ========            ========            ========            ========

THREE MONTHS ENDED OCTOBER 27, 1996 COMPARED TO THREE MONTHS ENDED OCTOBER 29, 1995

            Revenues declined 4.2% to $10.1 million from $10.5 million. Approximately one-half of this decrease resulted from a 3.2% decline in the average sales price of new pallets. The remainder of the decrease was attributable to a 50.0% decline in revenues from sales of agricultural harvesting boxes largely as a result of competition from plastic agricultural containers.

            Gross profit as a percentage of revenues declined to 8.8% from 14.0%, primarily as a result of lower average sales prices for new pallets and fewer new pallets sold. Raw material costs were approximately $400,000 higher in 1996 than in 1995 and were not generally passed on to customers due to competitive pressures. Higher raw material costs were partially offset by reductions in manufacturing costs as a result of improved operational efficiencies. As a result of lower revenues, gross profit declined approximately 39.8% from $1.5 million to $888,000.

            Selling, general and administrative expenses remained relatively stable at approximately $1.0 million.

            Interest expense declined 28.1% to $192,000 from $267,000 as a result of the repayment of a portion of the Ridge Notes.

            Income before taxes declined to a loss of $269,000 from income of $239,000.

TWELVE MONTHS ENDED JULY 28, 1996 COMPARED TO TWELVE MONTHS ENDED JULY 30, 1995

            Revenues declined 11.2% to $48.3 from $54.4 million. Approximately one-half of this decline was attributable to a 7.7% decrease in the average sales price of new pallets, a decrease which reflects lower raw material costs, a portion of which were passed on to customers in the form of lower sales prices. The balance of the decline was attributable both to fewer new pallets sold as a result of smaller citrus and produce harvests and to a decrease in sales of agricultural harvesting boxes largely as a result of competition from plastic agricultural containers.

            Gross profit as a percentage of revenues improved to 16.1% from 14.8%. The increase in gross profit percentage was generally attributable to declining raw material costs. Labor and maintenance costs declined $600,000 as a result of improved efficiencies. As a result of lower revenues, gross profit declined 3.2% to $7.8 million in 1996 from $8.1 million in 1995.

            Selling, general and administrative expenses remained constant at $3.8 million in 1996 and 1995. Despite lower production volumes, the Company maintained its sales force, infrastructure and quality assurance training programs in anticipation of improving market conditions and future growth.

            Interest expense increased 7.3% to $1.0 million from $962,000 as a result of an increase in interest rates, partially offset by the repayment of a portion of the Ridge Notes. Other income (expense), net includes interest income on invested cash and cash equivalents and increased to $199,000 from $101,000 due to higher levels of cash equivalents available for investment.

            Income before tax decreased 6.9% to $3.1 million from $3.4 million.

TWELVE MONTHS ENDED JULY 30, 1995 COMPARED TO THE TWELVE MONTHS ENDED JULY 31, 1994

            Revenues increased 13.6% to $54.4 million from $47.9 million. Approximately $2.8 million of the increase was attributable to a 7.2% increase in the average sales price of new pallets, an increase which reflects higher raw material costs, which were generally passed on to customers in the form of higher sales prices, as well as an increase in the volume of new pallets sold to CHEP. The remainder of the increase was attributable to a significant increase in revenues from the sale of specialty agricultural bins which more than offset declining revenues from agricultural harvesting boxes attributable to competition from plastic agricultural containers.

            Gross profit as a percentage of revenues declined to 14.8% from 15.3%. The decrease in a gross profit as a percentage of revenues was generally attributable to higher raw material costs, including a $4.6 million increase in lumber costs and a $695,000 increase in fastener costs.

            Selling, general and administrative expenses decreased to $3.8 million from $4.0 million as a result of salary reductions in connection with the Ridge Buyout.

            Interest expense increased to $962,000 from $80,000 as a result of the issuance of the Ridge Notes as consideration in the Ridge Buyout.

            Other income (expense), net in 1994 includes a gain of approximately $631,000 resulting from the cancellation of deferred compensation agreements in connection with the Ridge Buyout. Interest income also declined to $131,000 from $276,000 as a result of lower levels of invested cash and cash equivalents during the period.

            Income before tax decreased 19.0% to $3.4 million from $4.2 million.

LIQUIDITY AND CAPITAL RESOURCES - RIDGE

            The Company generated $4.4 million of net cash from operating activities during fiscal year 1996. Net cash used in investing activities was approximately $1.7 million and was expended primarily for purchases of property and equipment. Net cash used in financing activities was $5.7 million during 1996 and was primarily used for distributions to stockholders and repayment of the Ridge Notes and long-term debt.

SEASONALITY AND QUARTERLY FLUCTUATIONS

            Seasonality in the Company's results of operations varies by region. The southeastern region has a significant number of agricultural customers and typically experiences greater demand during harvesting periods (October through May) with less demand in the summer months. Facilities in the southwestern region supplying agricultural customers can experience similar fluctuations. The Company's locations serving predominantly manufacturing and industrial customer bases experience significantly less seasonality. Quarterly results may also be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Accordingly, the operating results for any three-month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

INFLATION

            Inflation has not had a material impact on the Company's results of operations for the last three years.

                                    BUSINESS

            PalEx was formed in January 1996 to create a national provider of pallets and related services. Concurrently with the closing of this Offering, PalEx will acquire three of the leading U.S. pallet businesses, making it the largest producer of new pallets and one of the largest pallet recyclers in the U.S. The Company believes that these acquisitions will enable it to capitalize on the significant trends currently affecting product manufacturing and distribution practices throughout the U.S., including the increasing reliance by shippers and logistics agents on a smaller number of better capitalized, more sophisticated vendors. The Company will provide a broad complement of pallet products and related services, including the manufacture and distribution of new pallets; the recycling of pallets (including used pallet retrieval, repair, remanufacture and secondary marketing); maintenance of depot operations and the sorting and storage of pallets for selected customers; and the processing and marketing of various wood-based by-products derived from pallet recycling operations. The Company will initially operate from 21 facilities in Florida, Texas, Virginia, California, Arkansas, Georgia, Illinois, Mississippi and South Carolina. For its fiscal year ended August 31, 1996, the Company generated pro forma combined revenues, income from operations and net income of $97.7 million, $8.9 million and $5.2 million, respectively. Ridge and Fraser, two of the Founding Companies, are currently among the largest pallet businesses in the U.S., based on revenues, and Interstate is regarded in the pallet industry as a leading developer of pallet recycling services and products. The Company intends to actively pursue acquisitions of additional leading pallet companies as part of its growth strategy.

INDUSTRY OVERVIEW

            Based on information supplied by industry sources, the Company estimates that the U.S. pallet industry generated revenues of approximately $5 billion in 1995 and that it is served by approximately 3,600 companies, most of which are small, privately held entities operating in only one location which serve customers within a limited geographic radius. The industry is generally composed of companies that manufacture new pallets and companies that repair and recycle pallets. The Company estimates that the size of the new pallet and recycled pallet markets were approximately $3 billion and $2 billion, respectively, in 1995. The Company estimates, based on industry sources that during 1995 approximately 450 million new wooden pallets were produced. The Company estimates there are more than two billion pallets in circulation in the U.S. today.

            A pallet is a platform, usually made of wood, that is used for storing and shipping goods. Pallets are used in virtually all U.S. industries whose products are broadly distributed, including the automotive, chemical, consumer products, grocery, produce and food production, paper and forest products, retailing, and steel and metals industries. Pallets come in a wide range of shapes and sizes. Although pallets are primarily made of wood, they may also be made from steel, plastic, cardboard, molded wood fiber and other materials to satisfy smaller niche markets. The Company believes that there are over 1,000 different sizes and specifications of pallets used in North America. The grocery industry, however, which accounts for approximately one-third of all new pallets produced, uses a standard size 48" x 40" pallet, although many different styles and specifications are manufactured for use in that industry. Other industries utilize specifications which are appropriate for their particular needs. Based on information supplied by industry sources, the Company believes that in 1995 over 90% of the pallets used were of the traditional wooden type, fabricated from lumber and metal fasteners. The wooden pallet has traditionally been the basis for the design of storage racks, warehouse storage areas, forklifts, docks and containers used in shipping goods.

            The pallet industry has experienced significant changes and growth during the past several years. These changes are due, among other factors, to the focus by FORTUNE 1000 businesses on improving the logistical efficiency of their manufacturing and distribution systems. This focus has caused many of these businesses to attempt to reduce significantly the number of vendors serving them in order to simplify their procurement and product distribution processes. It has also prompted large manufacturers and distributors to outsource key elements of those processes that are not within their core competencies and to develop just-in-time procurement, manufacturing and distribution systems. With the adoption of these systems, expedited product movement has become increasingly important and the demand for a high quality source of pallets has increased. Palletized freight facilitates movement through the supply chain, reducing costly loading and unloading delays at distribution centers and warehouse facilities. However, the use of low-quality or improperly sized pallets may increase the level of product damage during shipping or storage. As a result, there has been an increased demand for high-quality pallets in an attempt to reduce product damage during shipping and storage.

            The broad changes affecting U.S. industry have created significant demand for higher quality pallets distributed through an efficient, more sophisticated system. Environmental and cost concerns have also accelerated the trend toward increased reuse or "recycling" of previously used pallets, further increasing the importance of the quality of newly manufactured pallets. In recognition of these trends, CHEP has established a national pallet leasing program that provides high-quality pallets to customers throughout the U.S. for a daily fee. CHEP is a partnership created by Brambles Industries Limited, an Australian publicly-held corporation, and GKN, Ltd., a publicly-held U.K. corporation. Ridge and Fraser, two of the Founding Companies, manufacture and repair pallets for CHEP and provide a variety of logistical services with respect to its existing pallet pool, including the repair, storage and just-in-time delivery of pallets. CHEP currently does not manufacture pallets and engages in limited repair operations. During the twelve months ended August 31, 1996, approximately 29% of the Company's pro forma combined revenues and a significant percentage of the Company's growth were attributable to CHEP. The Company expects to continue to build its relationship with CHEP both geographically and by providing additional logistical services.

            CHEP's pallet leasing system represents a significant change in the U.S. pallet market. CHEP leases a high quality, standardized and easily identifiable (all CHEP pallets are painted blue) 48" x 40" pallet, primarily for use by grocery and consumer products customers. CHEP pallets are manufactured to strict specifications by vendors, including the Company, that have been selected based on their ability to provide large volumes of pallets manufactured to CHEP specifications in a timely manner. The advantages CHEP offers to its customers are high-quality, uniform pallets and just-in-time delivery capabilities.

STRATEGY

            The Company's goal is to become a leading national provider of pallets and related services by pursuing an aggressive acquisition strategy and by continuing to expand its existing operations.

            GROWTH THROUGH ACQUISITIONS. The Company intends to actively pursue acquisitions of leading companies of which the management and operating philosophies are complementary to those of the Founding Companies. The Company also intends to expand within its existing markets through "tuck-in" acquisitions to expand its market penetration as well as to provide a broader range of services to existing customers in those markets. These tuck-in acquisitions will generally consist of smaller pallet companies whose operations can be incorporated into the Company's existing operations without a significant increase in infrastructure.

            INTERNAL GROWTH. The Company has opened nine new locations in the past three years and expects to open additional locations in the future. The Company intends to expand the service offerings at many of its locations to include a combination of manufacturing, repair, recycling and the sale of by-products. The Company also expects to be able to accelerate the internal growth of the Founding Companies and businesses acquired in the future by continuing to develop the Company's relationship with CHEP and other large customers and by developing and implementing a "best practices" program.

            PalEx believes that a significant market opportunity exists for a company that can consistently offer high-quality pallets and related value-added services to large pallet users in the U.S. The Company believes that the prominence and operating strength of the Founding Companies and the experience of its executive management will provide the Company with a significant competitive advantage as it pursues its growth strategy.

DESCRIPTION OF SERVICES

            NEW PALLET MANUFACTURING. New pallet manufacturing represents approximately 65% of the Company's revenues. The manufacturing process for new pallets at each of the Company's facilities is generally the most capital intensive part of the business, with the majority of assembly and construction being automated. New pallets are manufactured from an assortment of wood products, varying in type and quality, with construction specifications being determined by the pallet's end use. The Company believes that approximately 70% of the wood used in new pallets manufactured in North America is hardwood (including, oak, poplar, alder and gum) with the balance consisting of pine or other softwoods.

            The Company utilizes sawing equipment which cuts large wood sections to specification. The cut wood is then transported to assembly points where employees load the side boards ("stringers") and deck boards into nailing machines which nail the pallets together. A typical nailing machine can produce an average of 150 pallets per hour with three to five employees. After construction is completed, pallets are transported to a stacker for shipment or storage. More customized or smaller orders may be manufactured by hand on assembly tables utilizing two laborers with pneumatic nailers. The Company typically manufactures pallets upon receipt of customer orders and does not generally maintain significant finished goods inventory.

            REPAIR, REMANUFACTURE AND RECYCLING. A large portion of new pallets is currently discarded by pallet users after one trip. However, pallets can be recovered, repaired, if necessary, and reused. In addition, used pallets which are beyond repair can be disassembled and the recovered lumber can be reused in repairing used pallets. Pallet repair and recycling operations are initiated with the retrieval or purchase of used pallets from a variety of sources. The condition and size of these pallets vary greatly. Once obtained, the pallets are sorted by size and condition. A portion of the pallets may require no repair and can be resold or returned immediately. Pallets that can be repaired have their damaged boards replaced with salvaged boards or boards from new stock inventoried at the facility. Pallets that cannot be repaired are dismantled and the salvageable boards are recovered for use in repairing and building other pallets. The remaining damaged boards are typically ground into wood fiber, which is sold for use as landscaping mulch, fuel, animal bedding, gardening material and other uses. Despite recent increases in levels of automation, pallet recycling remains a labor intensive process.

            PALLET MANAGEMENT. Pallet management is the process of providing a combination of services related to a customer's pallet usage, including the manufacture, repair, retrieval, delivery and storage of pallets as well as the disposal of unusable pallets and component parts. In a typical arrangement, the Company will contract with a customer to remove all pallets from a particular location and transport them back to the Company's repair facility. The pallets are sorted and repaired as needed and sold to a third party, returned to either the customer or his supplier, or placed in storage and made available for return to service ("depot services"). In a typical arrangement, the Company will contract with a customer to perform any or all of the management services available. Both Fraser and Interstate have developed such programs and believe that they may provide a source of additional revenues when applied throughout the Company.

PROPERTY AND EQUIPMENT

            At November 30, 1996, the Company maintained 21 facilities. Most of the Company's facilities offer more than one service. Of the Company's facilities, 6 are owned and 15 are leased. The Company's corporate headquarters are located in Houston, Texas. The paragraphs below summarize the Company's primary operating facilities.

            BENTONVILLE, ARKANSAS. The Bentonville facility was established in 1994, currently has a work-force of approximately 22 employees and serves as a depot for CHEP pallets as well as a repair facility for Wal-Mart pallets. The Bentonville facility also sells repaired pallets to the grocery, agricultural and poultry industries.

            CLARKSVILLE, ARKANSAS. The Clarksville facility initiated operations in 1995 and currently has 3 employees. The facility was initially operated as a repair facility and currently serves only as a CHEP depot.

            FOREMAN, ARKANSAS. The Foreman plant was purchased in 1982 and currently has approximately 15 employees. The facility produces pine lumber for use in the construction of pallets at various of the Company's manufacturing facilities.

            MENA, ARKANSAS. The Mena facility was purchased in 1994 and currently has approximately 21 employees. The saw mill located on the facility processes lumber for use at the Company's manufacturing facilities in New Boston, Texas as well as for sale to third parties.

            MULBERRY, ARKANSAS. The Company's Mulberry plant was purchased in 1992 and currently has approximately 91 employees. The Mulberry facility manufactures new pallets for the grocery and manufacturing industries in Oklahoma and Arkansas and also produces cut stock for use in the Company's manufacturing facilities.

            SEARCY, ARKANSAS. The Searcy facility was purchased in 1994 and currently employs approximately 35 workers. The Searcy facility serves as a depot and repair facility for CHEP pallets as well as a repair facility for Wal-Mart pallets. The Searcy facility also sells repaired pallets to the grocery, agricultural and poultry industries.

            TRACY, CALIFORNIA. The Company's operations in the San Francisco Bay area were established in 1995 to serve as a CHEP depot and repair facility. The facility currently employs 137 workers and the Company anticipates that it will begin operations as a non-CHEP repair facility in the future.

            BARTOW, FLORIDA. The Company's Bartow facility was established in 1967 and currently employs approximately 150 workers. Citrus and produce distributors are the Bartow facility's largest customers, and the plant produces a broad variety of new pallets as well as agricultral harvesting boxes and specialty bins, in many instances custom designed to customer specifications.

            HOMELAND, FLORIDA. The Homeland plant was established in 1983 and currently employs approximately 70 workers. The Homeland facility produces both new and recycled pallets, primarily for industrial use, and also processes lumber by-product for sale as landscaping mulch.

            HAZLEHURST, GEORGIA. The Hazlehurst facility was established in 1977 and currently employs approximately 75 workers. The Hazlehurst facility produces new pallets for CHEP, with additional non-CHEP production sold to general industrial accounts.

            SMARR, GEORGIA. The Smarr facility was established in 1992 and is on the site of a sawmill which provides raw material for its operations as well as lumber for the Bartow facility. The plant currently employs approximately 60 workers and sells production both to local industrial customers as well as to the Company's Florida customers during peak produce and citrus harvesting seasons.

            EAST ST. LOUIS, ILLINOIS. The Company established its East St. Louis operation in 1995 as a CHEP repair facility. The facility currently employs 40 workers and the Company anticipates adding non-CHEP repair operations to the facility in the future.

            WALTERBORO, SOUTH CAROLINA. The Company's Walterboro plant currently employs approximately 60 workers and provides new pallets to local industrial accounts and also supplements the Bartow facility's sales to agricultural and industrial customers during peak seasons. The facility has been recently updated to manufacture CHEP pallets.

            HORN LAKE, MISSISSIPPI. The Company opened the Horn Lake facility (located in the Memphis, Tennessee metropolitan area) in October 1996 and currently employs a work-force of approximately 11 workers. This facility serves as both a CHEP depot and repair and recycling facility for non-CHEP pallets. The facility's customers are primarily manufacturing facilities in and around Memphis.

            AMARILLO, TEXAS. The Company produces new and remanufactured pallets in its Amarillo facility which was established in 1976 and which currently employs approximately 26 workers. The Amarillo facility's primary customers are the manufacturing and beef packing industries of North Texas.

            BIG SPRING, TEXAS. The Company's Big Spring facility initiated operations in 1977 and employs approximately 19 workers, primarily in the production of new pallets. The facility services several West Texas oil and chemical companies.

            FORT WORTH, TEXAS. The Company's facility in Fort Worth opened in February 1996 and currently employs approximately 117 workers. The Fort Worth facility was established to provide CHEP depot and repair operations. The Company currently anticipates expanding into non-CHEP pallet repairs in the future.

            NEW BOSTON, TEXAS. The New Boston location opened in 1994 as the Company's largest facility in Texas with approximately 247 employees. The New Boston facility manufactures new and repaired pallets. The plant serves customers in Texas, Oklahoma, Arkansas and Louisiana.

            SAN ANTONIO, TEXAS. The Company supplies its South Texas customers from its location in San Antonio. This facility, opened in 1995, is a CHEP depot and repair facility and also repairs pallets for a large regional grocery chain. The plant currently employs approximately 91 people.

            TEMPLE, TEXAS. The Temple location was established in 1995 and currently employs approximately 26 workers. The Temple facility serves as a CHEP depot and repair facility as well as a repair facility for Wal-Mart pallets. The facility also repairs pallets for sale to central Texas grocery, manufacturing and medical industry customers.

            RICHMOND, VIRGINIA. The Company currently employs approximately 45 workers in two facilities located in Richmond, Virginia. Repair and recycling of used pallets constitutes a significant portion of the operations of these facilities which also offer pallet management systems to local industrial customers. The Richmond facilities are also engaged in the manufacture of landscape mulch, playground surfaces and other innovative applications of pallet by-products.

            The Company believes that its properties are generally adequate for its present needs. Furthermore, the Company believes that suitable additional or replacement space will be available when required.

OPERATIONS

            The Company will centralize its consolidated financial reporting, cash management, training, human resources, safety and merger and acquisition activities. The Company intends to otherwise operate on a regional basis, with the management of each operating location responsible for its day-to-day operations, profitability and growth. Local management will utilize the Company's "best practices" program which seeks to replicate the Founding Companies' best practices throughout the entire Company with respect to new pallet manufacturing, pallet repair and recycling techniques, transportation and other logistical activities, worker training and participation programs, financial controls and purchasing information in order to improve productivity, lower operating costs and improve customer satisfaction to stimulate internal growth.

SALES AND MARKETING

            The Company currently sells to customers within its various geographic locations. The primary sales and marketing activities involve direct selling by the Company's sales force and by members of senior management to local and regional customers at the plant level and to large accounts and target industries more broadly on a geographic basis. Since pricing is a function of regional lumber and delivery costs, pricing is established at the regional level.

            Because many of customers developed locally have the need for similar services on a national scale, the Company is developing a national sales and marketing plan to provide such services at many locations throughout the U.S. The Company's network of facilities will allow these customers to: (i) centralize purchases of new and recycled pallets; (ii) obtain convenient and dependable service and a consistent supply of uniform quality pallets; (iii) achieve greater efficiencies in their pallet use; and (iv) meet corporate recycling goals. The Company has developed relationships with several national customers and intends to attempt to provide service to these and numerous other customers on a local, regional and national basis. The pallet needs of national companies are not uniform and the Company intends to tailor its national programs for each customer. These programs include a combination of sourcing, retrieving, repairing and recycling pallets according to individual customer requirements.

CUSTOMERS

            The Company seeks to efficiently serve large numbers of customers across diverse markets and industries to provide a stable and diversified base for ongoing sales of products and services. Customers include companies in the automotive; chemical; consumer products; grocery; produce and food production; paper and forest products; retailing; and steel and metals products industries and are both regional and national in scale. For the pro forma twelve-month period ended August 31, 1996, the Company sold pallets to over 800 customers, with CHEP accounting for approximately 29% of the Company's pro forma combined revenues. No other single customer accounted for 10% or more of the Company's revenues. Because a significant part of the Company's products are sold to the produce, citrus, beef and tobacco industries, the Company's sales volumes in certain regions tend to be seasonal.

MANAGEMENT INFORMATION AND CONTROLS

            The Company will centralize its consolidated accounting and financial reporting activities at its operational headquarters in Bartow, Florida, while basic accounting activities will be conducted at the regional level. The Company believes that its current information systems hardware and software are adequate to meet current and perceived needs for financial reporting and internal management control information and other necessary information. The Company believes this system will enhance its ability to: (i) monitor each regional operation; (ii) prepare both operations and capital asset budgets and budget variances; (iii) assimilate newly acquired operations into its network through standard reporting mechanisms; (iv) implement operational and productivity measurements and benchmarking; and (v) conduct individual customer profitability analyses.

RAW MATERIALS

            The primary raw materials used in new pallet manufacturing are lumber and plywood, which in fiscal 1995 represented 95% of raw material costs and approximately 50-55% of the Company's revenues. Fraser and Ridge have both developed long-term relationships with its lumber and plywood vendors and the Company believes that these relationships, as well as the Company's ability to pursue larger volume purchases, will help to ensure adequate lumber supplies at competitive prices in the future. During the twelve months ended August 31, 1996, the Company purchased lumber and plywood from over 85 vendors. Two of these vendors accounted for 16% and 12%, respectively of the Company's total lumber purchases during the twelve months ended August 31, 1996. The Company does not believe that the loss of either of these vendors would materially adversely affect its financial condition or results of operations. The Company intends to continue to pursue a strategy of purchasing and upgrading low grade and alternative sources of lumber as well as exploiting pricing aberrations and market trends to take advantage of lower prices in the marketplace as they occur.

            Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Typically, lumber prices fall significantly in oversupplied lumber markets, enabling small pallet manufacturers with limited capital resources to procure lumber and initiate production of low-cost pallets, significantly depressing pallet prices overall and adversely affecting the Company's operating margins. While the Company believes that it will benefit from strong relationships with multiple lumber suppliers, there can be no assurance that the Company will be able to secure adequate lumber supplies in the future. Lumber supplies and costs are affected by many factors outside the Company's control including, weather, governmental regulation of logging on public lands, lumber agreements between Canada and the U.S. and competition from other industries that use similar grades and types of lumber. The Company tries to take advantage of the price volatility of lumber by buying additional quantities of lumber when prices are favorable and storing the inventory for later use. The Company also is able to buy low quality lumber and upgrade such lumber at its own plants. Though the Company has studied the broad use of alternative materials for the manufacture of pallets, such as plastic, it believes that there is not currently an available alternative raw material that possesses the tensile strength, recyclability and low cost of wood. The Company continues to evaluate alternatives to wood and is receptive to their future use in pallet production.

            The Company sources the majority of its pallets for reconstruction from businesses that use pallets and from trucking companies. Businesses that receive and ship a significant amount of goods are generally good sources for used pallets. Often the pallets they receive are damaged or do not meet their size or other specifications for internal systems or shipping. As a result, these businesses accumulate pallets that can be recycled. The Company identifies these sources through establishing relationships with pallet users, and by direct solicitation, telemarketing and advertising. The Company generally achieves timely pallet removal by placing a trailer at a source which loads unwanted pallets onto the trailer. The Company then removes the load of pallets at the same time it delivers recycled pallets to the company. In some cases, the Company is paid a tipping fee for hauling away the used pallets or is allowed to take the pallets away at no charge, and, in other cases, the Company buys the pallets.

COMPETITION

        The Company believes that the principal competitive factors in the pallet industry are price, quality of services and reliability. With over 3,600 industry participants, the pallet manufacturing industry has been and is expected to remain extremely fragmented and highly competitive. While there are several companies which have attempted to establish national pallet operations, most of the Company's competitors are privately held companies that operate in only one location and serve customers within a limited geographic radius. Competition on pricing is often intense and the Company may face increasing competition from pallet leasing or other pallet systems providers, which are marketed as less expensive alternatives to new pallet purchasers. CHEP's pallet leasing system competes with new pallet sales to the grocery and wholesale distribution industries, and may expand into other industries in the future. In addition, pallet manufacturing and recycling operations are not highly capital intensive and the barriers to entry in such businesses are minimal. Certain other smaller competitors may have lower overhead costs and consequently, may be able to manufacture or recycle pallets at lower prices than the Company. Other companies with significantly greater capital and other resources than the Company (including CHEP) may enter or expand their operations in the pallet manufacturing and recycling businesses in the future, changing the competitive dynamics of the industry. The Company has in the past and will continue to compete with lumber mills in the sale of new pallets. The lumber mills typically view pallet manufacturing as an opportunity to use the lower grade lumber that would otherwise be waste for the mill. While the Company estimates, based on industry sources, that non-wooden pallets currently account for less than 10% of the pallet market, there can be no assurance that the Company will not face increasing competition from pallets fabricated from non-wooden components in the future. Ridge currently sells agricultural harvesting boxes. These products have recently faced increasing competition from plastic agricultural containers which has reduced the number of agricultural harvesting boxes sold by Ridge. The Company expects competition with plastic agricultural containers to continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LITIGATION

            Each of the Founding Companies has, from time to time, been a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. Management believes that none of these actions will have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

            At November 30, 1996, the Company had approximately 1,400 employees. The Company is not a party to any collective bargaining agreements. The Company believes that its relationship with its employees is satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

            The following table sets forth information concerning the Company's directors, executive officers and certain key employees, and those persons who will become directors and executive officers in connection with this Offering:


        NAME                  AGE          POSITION
        ----                  ---          --------
Vance K. Maultsby, Jr...      44       Chief Executive Officer and President
A. E. Holland, Jr.......      47       Chief Operating Officer, Director
Troy O. Fraser..........      47       Chief Development Officer, Director
Casey A. Fletcher.......      42       Chief Accounting Officer and Secretary
Stephen C. Sykes........      52       President--Interstate Pallets, Director
Tucker S. Bridwell......      44       Director(1)(2)
John E. Drury ..........      51       Director(1)(2)
Sam W. Humphreys .......      36       Director(1)(2)

------------------------

(1)  Member of audit committee.
(2)  Member of compensation committee.

            Directors are elected at each annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to terms of their employment agreement terms. See "--Employment Agreements."

            VANCE K. MAULTSBY, JR. became Chief Executive Officer and President of the Company in December 1996. From 1993 to 1996, Mr. Maultsby was a partner with Ernst & Young LLP in the Dallas, Texas office where he managed the Dallas office of its Corporate Finance Group. From 1989 to 1992, Mr. Maultsby was chief executive officer of Alemar Financial Company (later Alemar Cost Reduction, Inc.) which provided financial advisory services to a variety of industries. From 1985 to 1989, Mr. Maultsby was an officer in the Corporate Finance Group for Stephens Inc., an investment banking firm. Prior thereto, Mr. Maultsby was a partner with KPMG Peat Marwick, served as the National Director of its Petroleum Industry Practice, was co-director of its Southwest Area Mergers and Acquisitions Advisory Practice and practiced public accounting for more than five years. Mr. Maultsby is a Certified Public Accountant.

            A. E. HOLLAND, JR. will become Chief Operating Officer and a director of the Company upon the closing of this Offering. Mr. Holland has over 25 years of experience in the pallet industry. Mr. Holland has been associated with Ridge since 1969 and has served as President of Ridge since 1980. Mr. Holland has served on the Board of Directors of the NWPCA and was President of NWPCA from 1990 to 1991. Mr. Holland has served the Florida Chamber of Commerce as Treasurer, Chairman of the Finance Committee and member of the State Strategic Planning Committee.

            TROY O. FRASER will become Chief Development Officer and a director upon the closing of this Offering. He became President of Fraser in 1975 when he purchased the business with his two brothers from his father. In 1988, Mr. Fraser was elected to the Texas House of Representatives where he served three terms, and was named the National Republican Legislator of the Year in 1991. In November 1996, Mr. Fraser was elected to the Texas State Senate. Mr. Fraser is currently Vice President of the NWPCA and has served for two terms on the NWPCA's Board of Directors.

            CASEY A. FLETCHER will become Chief Accounting Officer and Secretary upon the closing of this Offering. Mr. Fletcher has been employed by Ridge since 1983 where he has served as Controller and Chief Financial Officer. Prior to his employment with Ridge, Mr. Fletcher was associated with Arthur Young from 1976 to 1979. From 1980 to 1983, he was in private industry as an accountant. Mr. Fletcher is a Certified Public Accountant.

            STEPHEN C. SYKES will become a director of the Company upon the closing of this Offering. Mr. Sykes founded Interstate in 1979 and has served as President and Chief Executive Officer from its inception. From 1974 to 1979, Mr. Sykes was the Director of Transportation for the Virginia Division of Holly Farms Poultry. Mr. Sykes has been an active member of the NWPCA since 1981 and served as its President from 1992 to 1993.

            TUCKER S. BRIDWELL will become a director of the Company upon the closing of this Offering. Since 1992, Mr. Bridwell has been President of Fred Hughes Motors, Inc., the owner of ten new-car franchises in the Abilene, Texas area. Mr. Bridwell is also the President of Topaz Exploration Company, an oil and gas exploration company, a position he has held since 1980. From 1985 to 1992, Mr. Bridwell was President of Ard Drilling Company, an oilfield drilling company, and served as President of Texzona Corporation, a private investment company, from 1979 to 1980. From 1976 to 1979, Mr. Bridwell was Tax Manager with Condley & Company and was an accountant with Price Waterhouse from 1974 to 1976. Mr. Bridwell is a Certified Public Accountant.

            JOHN E. DRURY will become a director of the Company upon the closing of this Offering. Mr. Drury is the Chairman and Chief Executive Officer of USA Waste Services, Inc. ("USA Waste"), the third largest solid waste company in North America. Mr. Drury has held these positions since May 1994, when USA Waste and Envirofil, Inc. ("Envirofil") completed their merger. Following this merger, USA Waste acquired publicly-held Chambers Development Company, Western Waste Industries, Inc. and Sanifill, Inc., increasing its revenues from approximately $100 million in 1993 to approximately $1.6 billion in 1996. From February 1991 through April 1994, Mr. Drury was a Managing Director of Sanders Morris Mundy, Inc., an investment banking firm. From 1982 through January 1991, Mr. Drury was President and Chief Operating Officer of Browning Ferris Industries, Inc. ("BFI"), where he was responsible for the worldwide operations of BFI.

            SAM W. HUMPHREYS has been a director of the Company since January 1996 and will become non-executive Chairman of the Board upon the closing of this Offering. He is the Vice Chairman of U.S. Delivery Systems, Inc. ("U.S. Delivery"), the largest same-day local delivery company in the U.S. Mr. Humphreys has held various executive positions with U.S. Delivery since April 1994. Since U.S. Delivery completed its initial public offering in May 1994, it has completed 80 acquisitions and has grown from approximately $100 million to approximately $800 million in annual revenues. Prior to joining U. S. Delivery, Mr. Humphreys served from May 1993 until April 1994 as Senior Vice President and General Counsel of Envirofil, which merged with USA Waste in April 1994. Prior thereto, Mr. Humphreys was a partner at Andrews & Kurth L.L.P., where he was engaged in the private practice of law for more than five years prior to joining Envirofil. Mr. Humphreys is also a director of Aviation Sales Company, one of the world's largest providers of aircraft spare parts. Mr. Humphreys is a partner in Main Street.

            The Board of Directors has established an Audit Committee and Compensation Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee determines executive officers' and key employees' salaries and bonuses and administers the Plan. Messrs. Bridwell, Drury and Humphreys will serve as members of the Company's Compensation Committee and Audit Committee.

DIRECTORS COMPENSATION

            Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $1,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company. Each non-employee director will receive stock options to purchase 20,000 shares of Common Stock upon election to the Board of Directors and an annual grant of 5,000 options. See "--Stock Option Plan."

EXECUTIVE COMPENSATION

            The Company was incorporated in January 1996 and, prior to this Offering, has not conducted any operations other than activities related to the Acquisitions and this Offering. The Company did not pay any compensation to its executive officers prior to December 1996. The Company anticipates that during 1997 annualized base salaries of its most highly compensated executive officers will be: Mr. Maultsby, $175,000; and $125,000 for each of Messrs. Holland, Fletcher, Fraser and Sykes.

EMPLOYMENT AGREEMENTS

            The Company will enter into employment agreements with each executive officer and certain key employees of the Company which prohibits such officer from disclosing the Company's confidential information and trade secrets and generally restricts these individuals from competing with the Company for a period of five years after the date of the Acquisitions. Each of the agreements has an initial term of between one and three years and provides for an automatic annual extension at the end of its initial term and is terminable by the Company for "cause" upon ten days' written notice and without "cause" by either party upon thirty days' written notice. All employment agreements provide that if the officer's employment is terminated by the Company without "cause," such officer will be entitled to receive a lump-sum severance payment at the effective time of termination equal to the base salary at the rate then in effect for the greater of (i) the time period remaining under the initial term of the agreement or (ii) one year . In addition, all employment agreements provide that in the event of termination without "cause", the time period during which such officer is restricted from competing with the Company will be shortened from five years to one year.

            The employment agreements of Messrs. Maultsby, Holland, Fraser, Fletcher, Sykes and certain key employees of the Founding Companies contain certain provisions concerning a change-in-control of the Company, including the following: (i) in the event five days' advance notice of the transaction giving rise to the change in control is not received by the Company and such officer, the change in control will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable (discussed in the preceding paragraph) shall be tripled and the provisions which restrict competition with the Company shall not apply; (ii) in any change-of-control situation, such officer may elect to terminate his employment by giving five days' written notice prior to the anticipated closing of the transaction giving rise to the change-in-control, which will be deemed a termination of the employment agreement by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be doubled and the time period during which such officer is restricted from competing with the Company will be shortened from five years to two years; and (iii) the officer must be given sufficient time and opportunity to elect whether to exercise all or any of his options to purchase Common Stock, including any options with accelerated vesting under the provisions of the Plan, such that the officer may acquire the Common Stock at or prior to the closing of the transaction giving rise to the change-in-control, if he so desires.

STOCK OPTION PLAN

            The Board of Directors has adopted, and the stockholders of the Company approved, the Plan. The purpose of the Plan is to provide directors, officers, key employees and certain other persons who will be instrumental in the success of the Company or its subsidiaries with additional incentives by increasing their proprietary interest in the Company. The aggregate amount of Common Stock with respect to which options may be granted may not exceed the greater of 1,800,000 shares (subject to adjustment to reflect stock splits) or 15% of the Company's outstanding Common Stock, as determined on each date an option is granted.

            The Plan is administered by the Compensation Committee, which is composed of non-employee directors (the "Committee"). Subject to the terms of the Plan, the Committee generally determines to whom options will be granted and the terms and conditions of option grants.

        The exercise price of any option may not be less than the fair market value of the underlying Common Stock as of the date of grant and no employee or consultant may receive an option in any year to purchase more than 51,000 shares of Common Stock. The Committee determines the period over which options become exercisable, provided that all options become immediately exercisable upon death of the grantee or upon a change-in-control (as defined in the Plan) of the Company.

            The Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 20,000 shares of Common Stock, and continuing non-employee directors annually will receive options to purchase 5,000 shares of Common Stock. Options granted to non-employee directors are fully exercisable following the expiration of six months from the date of grant.

        Mr. Maultsby has been granted options to purchase 200,000 shares of Common Stock under the Plan, of which 100,000 shares may be purchased at an exercise price of $7.50 per share with the remainder of the options having an exercise price equal to the initial public offering price. Mr. Maultsby's options vest annually in 25% increments beginning in November 1997. The potential realizable value of Mr. Maultsby's options, assuming 5% and 10% annual rates of appreciation over ten years for the Company's Common Stock, is $1,507,790 and $3,437,484, respectively. These potential realizable values were determined based upon assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of the Company's Common Stock.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

            The Company was initially capitalized in January 1996 by Main Street. Sam W. Humphreys, a director of the Company, is a partner in Main Street and John E. Drury, a director of the Company, is a special limited partner in Main Street. As a result of stock splits, the 1,000 shares of common stock initially issued by the Company to Main Street will total 1,021,389 shares of Common Stock immediately prior to the closing of this Offering. Since early 1996, Main Street has advanced funds to the Company pursuant to a commitment to enable the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect this Offering.

            Simultaneously with the closing of this Offering, the Company will acquire by merger all the issued and outstanding capital stock of the Founding Companies, at which time each Founding Company will become a wholly owned subsidiary of the Company. The aggregate consideration that will be paid by the Company to acquire the Founding Companies consists of (i) approximately $4.5 million in cash and (ii) 5,910,000 shares of Common Stock. In addition, the Company intends to repay approximately $10.5 million of the estimated outstanding indebtedness of the Founding Companies at the closing of the Offering and also will issue 142,500 shares of common stock to the Founding Companies' profit sharing plan.

            The following table sets forth for each Founding Company the approximate consideration to be paid to the stockholders of the Founding Companies (i) in cash and (ii) in shares of Common Stock, in each case subject to adjustments through the date of the consummation of the Acquisition for changes in the amount of debt outstanding and the amount of S Corporation earnings previously taxed to stockholders of the Founding Companies.

                                                         SHARES OF
                             CASH                       COMMON STOCK
                      ------------------           -----------------------
Fraser..............  $        3,865,000                         2,926,275
Ridge...............                  --                         2,593,128
Interstate..........             620,000                           390,597
                      ------------------           -----------------------
     Total..........  $        4,485,000                         5,910,000
                      ==================           =======================

            In addition, immediately prior to consummation of the Acquisitions, the Founding Companies will make distributions of approximately $8.3 million in the aggregate, representing S Corporation earnings previously taxed to their respective stockholders. The Founding Companies will also distribute approximately $210,000 in net book value of certain non-operating assets prior to consummation of the Acquisitions.

            The consummation of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties of the Founding Companies, their stockholders and of the Company and the performance by each of the parties of their respective covenants.

            The agreements relating to the Acquisitions may be terminated under certain circumstances prior to the consummation of this Offering. Specifically, the agreements may be terminated (i) by the mutual consent of the board of directors of the Company and each Founding Company; (ii) if this Offering and the Acquisitions are not consummated by April 1, 1997; or (iii) if a material breach or default under the agreements shall exist and is not cured or waived. There can be no assurance that the conditions to the closing of the Acquisitions will be satisfied or waived or that the agreements relating to the Acquisitions will not be terminated prior to the closing.

            Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of five years commencing on the date of closing of the Acquisitions.

            Individuals who are or will become officers or directors of the Company will receive the following consideration in the Acquisitions for their interests in the Founding Companies, subject to adjustments as described above.

                                                               SHARES OF
                                              CASH           COMMON STOCK
                                        --------------      --------------
Ridge
     A. E. Holland, Jr..........         $         --           313,818
     Casey A. Fletcher..........         $         --           313,818
Fraser
     Troy O. Fraser.............         $  1,893,850         1,433,875
Interstate
     Stephen C. Sykes...........         $    620,000           390,597


TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

            In August 1994, Ridge purchased its pallet and box manufacturing business in a management buyout from Resources, a predecessor company owned by
A. E. Holland, Jr., Chief Operating Officer and a director of the Company, and two other employees of Ridge. As consideration for this purchase, Ridge issued notes for a total of approximately $12.6 million to Resources and assumed approximately $1.8 million of Resources' liabilities. Resources subsequently distributed an interest in a portion of its note receivable from Ridge directly to Mr. Holland and the other two stockholders. The Ridge Notes mature in January 2000 and pay interest at the prime rate (8.25% as of August 31, 1996). Ridge paid approximately $909,000 and $982,000 in interest expense under the Ridge Notes during fiscal 1995 and 1996, respectively. The Ridge Notes will be repaid with a portion of the proceeds of the Offering. The amount anticipated to be paid from the proceeds is $1.75 million to Resources and $1.75 million each to Mr. Holland and the other two stockholders. The Ridge Notes are guaranteed by certain of Ridge's stockholders, all of whom are employees of the Company, including Casey A. Fletcher, Chief Accounting Officer of the Company. The guarantee will be released upon repayment of the Ridge Notes. Resources maintains a lumber and fastener brokerage and other businesses.

            Fraser has notes outstanding to certain affiliates in the total amount of approximately $70,000. The notes bear interest at 14.0% per annum, mature in January 2005 and are expected to be repaid with a portion of the proceeds of the Offering.

            Certain stockholders of certain of the Founding Companies, whom will be directors, executive officers or key employees of the Company have guaranteed indebtedness and other obligations of each of their respective Founding Companies. These guarantees are expected to be terminated after the completion of this Offering.

            Main Street has agreed to pay up to $1.25 million of the Company's expenses, including legal and accounting fees, incurred in connection with the Offering and the Acquisitions. The Company will pay from the proceeds of the Offering any expenses which exceed such amount.

            In connection with the Acquisitions, the Company has agreed to issue 82,500, 50,000 and 10,000 shares of Common Stock to the Ridge Pallets, Inc. Profit Sharing Plan, the Fraser Industries, Inc. Profit Sharing Plan and the Interstate Pallet Co., Inc. Profit Sharing Plan, respectively. The plans will distribute the Common Stock in accordance with the terms of such plans. Certain officers and directors of the Company are participants in these plans and will benefit from the contribution of the Common Stock under the terms of such plans.

            In fiscal years 1994, 1995 and 1996, Ridge sold approximately $977,000, $484,000 and $666,000, respectively, of lumber to Sunbelt Forest Products Corporation ("Sunbelt"), a chemical wood preserving company, which is owned by Mr. Holland and two other employees of Ridge. During fiscal year 1994 Ridge recorded $193,000 of interest income from loans make to Sunbelt. Mr. Fletcher is a director of Sunbelt. Additionally, Ridge purchased from Resources approximately $199,000 and $421,000 of fasteners during fiscal years 1995 and 1996, respectively. The sales prices charged Sunbelt and the purchase prices paid by Ridge were competitive with those charged or paid to unaffiliated third parties. In addition, Ridge provides certain accounting, human resource and managerial services to Sunbelt and received as payment therefor $135,000, $75,000 and $55,000 for the fiscal years 1994, 1995 and 1996, respectively. The Company intends to continue to transact business on an arms-length basis with Sunbelt in the future.

            Mr. Bridwell, who will be a member of the Company's Board of Directors upon the closing of this Offering, will receive a payment from the Company of $50,000 and options to purchase 20,000 shares of Common Stock, exercisable at the initial public offering price per share pursuant to the Plan, for providing advice to Fraser in connection with the Acquisitions. Mr. Bridwell will also receive options to purchase 20,000 shares of Common Stock in connection with his election to the Company's Board of Directors exercisable at the initial public offering price. See "Principal Stockholders."

            Interstate leases its operating facilities from Mr. Sykes, the sole stockholder of Interstate prior to the closing of the Offering. The Company currently intends to continue to lease the property from Mr. Sykes and believes the lease payments are at market rates. Mr. Sykes has the right to require the Company to purchase the property at its appraised valued, estimated to be between $1.0 million and $1.2 million. This right can be exercised during the period beginning six months and ending 12 months after the closing of the Offering.

COMPANY POLICY

            In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

            The following table sets forth information with respect to beneficial ownership of the Company's Common Stock, after giving effect to the issuance of shares of Common Stock in connection with the Acquisitions and after giving effect to the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all officers, directors and director nominees as a group. Unless otherwise indicated, the address of each such person is c/o PalEx, Inc., 3555 Timmons Lane, Suite 610, Houston, Texas 77027. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.


                                                             PERCENTAGE OWNED
                                                             ----------------
                                                         BEFORE        AFTER
                                              SHARES    OFFERING     OFFERING
                                              ------    --------     --------
Vance K. Maultsby, Jr(1)...............       250,000      3.4%         2.4%
A. E. Holland, Jr......................       313,818      4.4          3.1
Troy O. Fraser.........................     1,433,875     20.1         14.2
Stephen C. Sykes.......................       390,597      5.5          3.9
Casey A. Fletcher......................       313,818      4.4          3.1
Tucker S. Bridwell(2)..................        40,000      0.6          0.4
John E. Drury (3)......................        45,000      0.6          0.4
Sam W. Humphreys(4)....................     1,021,389     14.3         10.1
Main Street Capital Partners, L.P......     1,021,389     14.3         10.1
Stephen Fraser(5)......................       877,882     12.3          8.7
Joseph Elmore(6).......................       614,518      8.6          6.1
All officers, directors and director
     nominees as a group (8
     persons)..........................     3,808,497     51.6%        37.3%
------------------------------------

(1) Includes options to purchase 100,000 shares at an exercise price of $7.50 per share and options to purchase 100,000 shares at the initial public offering price granted under the Plan. Such options vest at 25% a year over the four year period ending November 2000.

(2) Includes 40,000 shares which may be acquired upon the exercise of options granted under the Plan.

(3) Includes 20,000 shares which may be acquired upon the exercise of options granted under the Plan and 25,000 shares deemed to be beneficially owned by Mr. Drury as a special limited partner in Main Street.

(4) Includes 1,021,389 shares issued to Main Street. Mr. Humphreys is a partner in Main Street.

(5)  Mr. Fraser's address is 111 East 7th Street, Big Spring, Texas 79720.

(6)  Mr. Elmore's address is 1020 Highway 82 West, New Boston, Texas 75570.

(7) Includes 260,000 shares subject to options which become exercisable during the four year period ending November 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

            The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. After giving effect to the Acquisitions, there were 7,123,889 shares of Common Stock outstanding which were held of record by 15 stockholders, and no shares of Preferred Stock outstanding. After the closing of the Offering, 10,123,889 shares of Common Stock will be issued and outstanding, assuming no exercise of the Underwriters' over-allotment option. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and By-laws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.

COMMON STOCK

            The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

            Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company.

PREFERRED STOCK

            The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Amended and Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

            One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

            The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

            A corporation may, at its option, exclude itself from the coverage of Section 203 by including in its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or By-laws.

LIMITATION ON DIRECTORS' LIABILITIES

            Pursuant to the Company's Amended and Restated Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company has entered into indemnification agreements with each of its directors and executive officers which indemnify such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its By-laws and the Delaware General Corporation Law. The Company also intends to obtain directors' and officers' liability insurance.

TRANSFER AGENT AND REGISTRAR

            The Transfer Agent and Registrar for the Common Stock is___________________________ .

                         SHARES ELIGIBLE FOR FUTURE SALE

            The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. As of December 20, 1996, 1,071,389 shares of Common Stock were issued and outstanding. All of the 3,000,000 shares sold in the Offering, except for shares acquired by affiliates of the Company, will be freely tradeable.

            Simultaneously with the closing of the Offering, the stockholders of the Founding Companies received, in the aggregate, 5,910,000 shares of Common Stock as a portion of the consideration for their businesses. In addition, 142,000 shares of Common Stock will be issued to the Founding Companies profit sharing plans. Certain other stockholders of the Company held, in the aggregate, an additional 1,071,389 shares of Common Stock. None of these 7,123,889 shares was issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act.

            In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned his or her shares for at least two years but not more than three years, or a person who may be deemed an "affiliate" of the Company who has beneficially owned shares for at least two years, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale and who has beneficially owned his shares for at least three years would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information about the Company.

            The Company has authorized the issuance of 1,800,000 shares of its Common Stock in accordance with the terms of the Plan. Options to purchase 200,000 shares have been granted to Mr. Maultsby under the Plan and it is anticipated that 725,000 shares of Common Stock will be granted upon closing of the Offering to certain employees of the Founding Companies. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Plan. As a result, such shares will be eligible for resale in the public market.

            The Company currently intends to file a registration statement covering 4,000,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

            The Company has agreed that it will not offer, sell or issue any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except for the grant of employee stock options and for shares issued (i) in connection with acquisitions and (ii) pursuant to the exercise of options granted under the Plan. Further, the Company's directors, officers and certain stockholders who beneficially own 7,123,889 shares in the aggregate have agreed not to directly or indirectly offer for sale, sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. In addition, the owners of the Founding Companies have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock received as consideration in the Acquisitions for a period of two years following receipt thereof.

            Prior to this Offering, there has been no established trading market for the Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk Factors -- Shares Eligible for Future Sale."

            The former stockholders of the Founding Companies and certain officers, directors and stockholders holding in the aggregate 6,981,389 shares of Common Stock are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions.

                                  UNDERWRITING

            Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and Montgomery Securities, have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:


                                                         NUMBER
            UNDERWRITER                                 OF SHARES
            -----------                                 ---------
Alex. Brown & Sons Incorporated............
Montgomery Securities......................


                                                       -------------
Total......................................               3,000,000
                                                       =============

         The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

            The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public price offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $-per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $-per share to certain other dealers. After commencement of the initial public offering, the offering price and other selling terms may be changed by the Representatives.

            The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,000,000 shares are being offered.

            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

            The Company has agreed that it will not offer or sell any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except for the grant of employee stock options and for shares issued (i) in connection with acquisitions and (ii) pursuant to the exercise of options granted under the Plan. Further, the Company's directors, officers and certain stockholders who beneficially own 7,123,889 shares in the aggregate have agreed not to directly or indirectly offer for sale, sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. In addition, the owners of the Founding Companies have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock received as consideration in the Acquisitions for a period of two years following receipt thereof.

            The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

            Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Founding Companies in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

            The Company intends to file an application to list the Common Stock
on the                  .

                                  LEGAL MATTERS

            Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas and for the Underwriters by McDermont, Will & Emery, Chicago, Illinois.

                                     EXPERTS

            The audited financial statements of Fraser Industries, Inc. and Ridge Pallets, Inc. included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

            The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

            The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by an independent public accounting firm for each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        ----
Unaudited Pro Forma Combined
Financial Statements
     Basis of Presentation...........   F-2
     Pro Forma Combined Balance Sheet
     as of August 31, 1996...........   F-3
     Pro Forma Combined Statement of
      Income for the Twelve Months
       Ended August 31, 1996.........   F-4
     Notes to Unaudited Pro Forma
      Combined Financial
      Statements.....................   F-5
Historical Financial Statements
     Fraser Industries, Inc.
          Report of Independent
        Public Accountants...........   F-8
          Balance Sheets.............   F-9
          Statements of Income.......   F-10
          Statements of Changes in
        Stockholders' Equity.........   F-11
          Statements of Cash Flows...   F-12
          Notes to Financial
        Statements...................   F-13
     Ridge Pallets, Inc.
          Report of Independent
          Public Accountants.........   F-19
          Balance Sheets.............   F-20
          Statements of Income
        (Loss).......................   F-21
          Statements of Changes in
          Stockholders' Equity.......   F-22
          Statements of Cash Flows...   F-23
          Notes to Financial
        Statements...................   F-24
     PalEx, Inc.
          Report of Independent
          Public Accountants.........   F-31
          Balance Sheet..............   F-32
          Notes to Financial
          Statements.................   F-33

                      PALEX, INC., AND FOUNDING COMPANIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     The following unaudited pro forma combined financial statements give effect to the acquisitions by PalEx, Inc. ("PalEx" or the "Company") of the outstanding capital stock of Fraser Industries, Inc. ("Fraser"), Ridge
Pallets, Inc. ("Ridge") and Interstate Pallet Company, Inc. ("Interstate"), (together, the "Founding Companies"). These acquisitions (the
"Acquisitions") will occur simultaneously with the closing of PalEx's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. Fraser, one of the Founding Companies, has been identified as the accounting acquiror for financial statement presentation purposes.

     The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on August 31, 1996. The unaudited pro forma combined statement of income gives effect to these transactions as if they had occurred on September 1, 1995.

     The Company has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. The Company has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be partially offset by the costs of being a publicly-held company and the incremental increase in costs related to the Company's new management. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information of PalEx.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                      PALEX, INC., AND FOUNDING COMPANIES
              PRO FORMA COMBINED BALANCE SHEET -- AUGUST 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                      PRO FORMA                POST MERGER
                                          PALEX    FRASER      RIDGE    INTERSTATE   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS
                                          -----   ---------  ---------  ----------   -----------   ---------   -----------
                                                                                      (NOTE 3)                  (NOTE 3)
                 ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...........  $  1    $       6  $   1,250    $  122       $(1,896)     $  (517)    $   3,588
    Accounts receivable, net of
      allowance.........................   --         2,782      3,376       478        --            6,636        --
    Inventories.........................   --         2,875      3,687        35        --            6,597        --
    Other current assets................   --            60        144        57        --              261        --
                                          -----   ---------  ---------  ----------   -----------   ---------   -----------
        Total current assets............     1        5,723      8,457       692        (1,896)      12,977         3,588
PROPERTY, PLANT AND EQUIPMENT, net......   --         7,178      6,151       415          (210)      13,534        --
GOODWILL................................   --        --         --         --           26,171       26,171        --
OTHER ASSETS............................   --           158      1,101     --           --            1,259        --
                                          -----   ---------  ---------  ----------   -----------   ---------   -----------
        Total assets....................  $  1    $  13,059  $  15,709    $1,107       $24,065      $53,941     $   3,588
                                          =====   =========  =========  ==========   ===========   =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Line of credit......................  $--     $     955  $  --        $--          $--          $   955     $    (955)
    Current maturities of long-term
      debt..............................   --           719      1,050        16        --            1,785        (1,785)
    Accounts payable....................   --         1,493        796        32        --            2,321        --
    Accrued expenses....................   --         1,480      1,003       169        --            2,652        --
    Pro forma cash consideration and S
      Corporation distributions due to
      Founding Companies................   --        --         --         --           11,400       11,400       (11,400)
                                          -----   ---------  ---------  ----------   -----------   ---------   -----------
        Total current liabilities.......   --         4,647      2,849       217        11,400       19,113       (14,140)

LONG-TERM DEBT, net of current
  maturities............................   --         1,617      8,600        57        --           10,274        (9,672)
OTHER LONG-TERM LIABILITIES.............   --           384     --         --            1,424        1,808        --
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
    Common stock........................    10           11        550        10          (510)          71            30
    Additional paid-in capital..........                 67        496     --           20,447       21,010        27,370
    Retained earnings...................    (9 )      6,424      3,214       823        (8,787)       1,665        --
    Treasury stock......................   --           (91)    --         --               91        --           --
                                          -----   ---------  ---------  ----------   -----------   ---------   -----------
        Total stockholders' equity......     1        6,411      4,260       833        11,241       22,746        27,400
                                          -----   ---------  ---------  ----------   -----------   ---------   -----------
        Total liabilities and
          stockholders' equity..........  $  1    $  13,059  $  15,709    $1,107       $24,065      $53,941     $   3,588
                                          =====   =========  =========  ==========   ===========   =========   ===========

                                             AS
                                          ADJUSTED
                                          --------
                 ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...........  $ 3,071
    Accounts receivable, net of
      allowance.........................    6,636
    Inventories.........................    6,597
    Other current assets................      261
                                          --------
        Total current assets............   16,565
PROPERTY, PLANT AND EQUIPMENT, net......   13,534
GOODWILL................................   26,171
OTHER ASSETS............................    1,259
                                          --------
        Total assets....................  $57,529
                                          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Line of credit......................  $ --
    Current maturities of long-term
      debt..............................    --
    Accounts payable....................    2,321
    Accrued expenses....................    2,652
    Pro forma cash consideration and S
      Corporation distributions due to
      Founding Companies................    --
                                          --------
        Total current liabilities.......    4,973
LONG-TERM DEBT, net of current
  maturities............................      602
OTHER LONG-TERM LIABILITIES.............    1,808
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
    Common stock........................      101
    Additional paid-in capital..........   48,380
    Retained earnings...................    1,665
    Treasury stock......................    --
                                          --------
        Total stockholders' equity......   50,146
                                          --------
        Total liabilities and
          stockholders' equity..........  $57,529
                                          ========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                      PALEX, INC., AND FOUNDING COMPANIES
                     PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE TWELVE MONTHS ENDED AUGUST 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                PRO FORMA                  POST MERGER        AS
                                           FRASER      RIDGE     INTERSTATE    ADJUSTMENTS    PRO FORMA    ADJUSTMENTS     ADJUSTED
                                           -------    -------    ----------    -----------    ---------    ------------    --------
REVENUES................................   $45,100    $48,341      $4,284        $--           $97,725        $--          $97,725
COST OF GOODS SOLD......................    37,900     40,540       3,341         --            81,781        --            81,781
                                           -------    -------    ----------    -----------    ---------    ------------    --------
    Gross profit........................     7,200      7,801         943         --            15,944        --            15,944
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................     2,904      3,825          84           (630)(a)     7,017        --             7,017
                                                                                     834(b)
                                           -------    -------    ----------    -----------    ---------    ------------    --------
    Income from operations..............     4,296      3,976         859           (204)        8,927        --             8,927
INTEREST (EXPENSE), AND OTHER INCOME
  net...................................      (587)      (833)          3         --            (1,417)        1,440(c)         23
                                           -------    -------    ----------    -----------    ---------    ------------    --------
INCOME BEFORE INCOME TAXES..............     3,709      3,143         862           (204)        7,510         1,440         8,950
PROVISION (BENEFIT) FOR INCOME TAXES....       195         76          52          2,831(d)      3,154           600(d)      3,754
                                           -------    -------    ----------    -----------    ---------    ------------    --------
NET INCOME..............................   $ 3,514    $ 3,067      $  810        $(3,035)      $ 4,356        $  840       $ 5,196
                                           =======    =======    ==========    ===========    =========    ============    ========
EARNINGS PER SHARE......................                                                                                   $   .51
                                                                                                                           ========
SHARES USED IN COMPUTING EARNINGS PER             (e)                                                                    10,123,889
  SHARE.................................

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                      PALEX, INC., AND FOUNDING COMPANIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  GENERAL:

     PalEx, Inc. was formed to create a national provider of pallet products and services, including the manufacture and distribution of new pallets, the repair and remarketing of used pallets, and the processing and marketing of various wood-based by-products derived from pallets. PalEx has conducted no operations to date and will acquire the Founding Companies concurrently with the consummation of the Offering.

     The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements where indicated. The periods included in these financial statements for the individual Founding Companies are as follows: Fraser -- as of August 31, 1996, and the 12 months ended August 31, 1996; Ridge -- as of July 28, 1996, and the fiscal year ended July 28, 1996; and Interstate -- as of August 31, 1996, and the 12 months ended August 31, 1996. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 80.

2.  ACQUISITION OF FOUNDING COMPANIES:

     Concurrent with the closing of the Offering, PalEx will acquire all of the outstanding capital stock of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with Fraser being treated as the accounting acquiror.

     The following table sets forth the consideration to be paid (a) in cash and
(b) in shares of Common Stock to the common stockholders of each of the Founding Companies. The table does not reflect (i) the distribution of S Corporation Accumulated Adjustment Accounts prior to the merger estimated to be $8.3 million
(ii) approximately 142,500 shares of Common Stock to be issued by PalEx to the Founding Companies' profit-sharing plans upon completion of the Acquisitions and Offering.

                                                          COMMON STOCK
                                                     -----------------------
                                                                    VALUE OF
                                         CASH         SHARES        SHARES1
                                       ---------     ---------      --------
                                              (DOLLARS IN THOUSANDS)
Fraser...............................  $   3,865     2,926,275      $ 21,947
Ridge................................     --         2,593,128        19,449
Interstate...........................        620       390,597         2,929
                                       ---------     ---------      --------
                                       $   4,485     5,910,000      $ 44,325
                                       =========     =========      ========
------------

1 Value is determined using the estimated initial offering price of $10 per share, less a discount of 25 percent based on restrictions on the sale and transferability of the shares issued.

     The estimated purchase price for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing.

3.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

          a. Reflects distribution of S Corporation Accumulated Adjustment Accounts of certain Founding Companies.

          b. Reflects the distribution of certain non-operating assets to certain stockholders of the Founding Companies.

          c. Reflects the acquisition of the Founding Companies including the liability for the cash consideration to be paid and the issuance of 5,910,000 shares of Common Stock to the stockholders of the Founding Companies in connection with the Acquisitions.

                      PALEX, INC., AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          d. Reflects the payment of financial advisory fees incurred by the Founding Companies in connection with the Acquisitions.

          e. Reflects the issuance of 50,000 shares of common stock to management.

          f. Reflects the issuance of 142,500 shares of common stock to the Founding Companies' profit-sharing plans.

          g. Reflects the deferred income tax liability attributable to the temporary differences between financial reporting and income tax bases of assets and liabilities currently held in S Corporations.

          h. Reflects the proceeds from the issuance of 3,000,000 shares of Common Stock, net of estimated offering costs (based on an assumed initial public offering price of $10 per share). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

          i. Reflects the repayment of certain debt obligations with proceeds from the Offering.

          j. Reflects the cash portion of the purchase price of the Founding Companies and the distribution of the S Corporation Accumulated Adjustment Accounts.

     The following tables summarize unaudited pro forma combined balance sheet adjustments:

                                                                                                                       PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)        (F)        (G)       ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------    -----------
Cash and cash equivalents............  $  (1,378) $  --      $  --      $    (518) $  --      $  --         --         $  (1,896)
Property, plant and equipment, net...                  (210)                                                                (210)
Goodwill.............................                           25,010        468                   693                   26,171
Pro forma cash consideration and
  Accumulated Adjustment Account
  due to Founding Companies'
  shareholders.......................     (6,915)               (4,485)                                                  (11,400)
Other long-term liabilities..........                                                                       (1,424)       (1,424)
Common stock.........................                              513                    (1)        (2)                     510
Additional paid-in capital...........                          (19,082)                 (299)    (1,066)                 (20,447)
Retained earnings....................      8,293        210     (1,865)        50        300        375      1,424         8,787
Treasury stock.......................                              (91)                                                      (91)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------    -----------
                                       $  --      $  --      $  --      $  --      $  --      $  --      $  --         $  --
                                       =========  =========  =========  =========  =========  =========  =========    ===========

                                                                            POST
                                                                           MERGER
                                          (H)        (I)        (J)      ADJUSTMENTS
                                       ---------  ---------  ---------   -----------
Cash and cash equivalents............  $  27,400  $ (12,412) $ (11,400)   $   3,588
Line of credit.......................                   955                     955
Current maturities of long-term
  debt...............................                 1,785                   1,785
Pro forma cash consideration and
  Accumulated Adjustment Account
  due to Founding Companies'
  shareholders.......................                           11,400       11,400
Long-term debt, net of current
  maturities.........................                 9,672                   9,672
Common stock.........................        (30)                               (30)
Additional paid-in capital...........    (27,370)                           (27,370)
                                       ---------  ---------  ---------   -----------
                                       $  --      $  --      $  --        $  --
                                       =========  =========  =========   ===========

                      PALEX, INC., AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME ADJUSTMENTS:

          a. Adjusts compensation to the level the owners of the Founding Companies have agreed to receive subsequent to the Acquisitions.

          b. Reflects the amortization of goodwill using a 30-year estimated life.

          c. Reflects the reduction in interest expense attributed to obligations retired with proceeds from the Offering.

          d. Reflects the incremental provision for federal and state income taxes relating to the other income statement adjustments and for income taxes on S Corporation income.

          e. Includes: (i) 1,071,389 shares issued by PalEx prior to the Offering, (ii) 5,910,000 shares to be issued to the stockholders of the Founding Companies in connection with the Acquisitions, (iii) 142,500 shares to be issued to satisfy the obligations of the Founding Companies' to their respective profit-sharing plans and (iv) 3,000,000 shares to be issued in connection with the Offering. Excludes 725,000 shares of Common Stock subject to options to be granted in connection with the Offering at an exercise price equal to the initial public offering price, and 200,000 shares of Common Stock subject to options, 100,000 of which were granted at $7.50 per share and 100,000 of which were granted at the initial public offering price.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Fraser Industries, Inc.:

     We have audited the accompanying balance sheets of Fraser Industries, Inc. (a Texas corporation), as of November 30, 1995, and August 31, 1996, and the related statements of income and cash flows for the years ended November 30, 1994 and 1995, and the nine- and twelve-month periods ended August 31, 1996, and the statements of changes in stockholders' equity for the years ended November 30, 1994 and 1995, and the nine-month period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fraser Industries, Inc., as of November 30, 1995, and August 31, 1996, the results of its operations and its cash flows for the years ended November 30, 1994 and 1995, and the nine- and twelve-month periods ended August 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 8, 1996

                             FRASER INDUSTRIES, INC.
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        NOVEMBER 30,    AUGUST 31,
                                            1995           1996
                                        ------------    ----------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......     $    115       $      6
     Accounts receivable, net of
      allowance of $30 and $57.......        3,169          2,782
     Inventories.....................        3,289          2,875
     Other current assets............          150             60
                                        ------------    ----------
          Total current assets.......        6,723          5,723
PROPERTY, PLANT AND EQUIPMENT, net...        5,215          7,178
OTHER ASSETS.........................          357            158
                                        ------------    ----------
          Total assets...............     $ 12,295       $ 13,059
                                        ============    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Line of credit..................     $  2,950       $    955
     Current maturities of long-term
     debt............................          608            719
     Accounts payable................        1,314          1,493
     Accrued expenses................          854          1,480
                                        ------------    ----------
          Total current
        liabilities..................        5,726          4,647

LONG-TERM DEBT, net of current
  maturities.........................        2,362          1,617
DEFERRED INCOME......................          360            341
DEFERRED INCOME TAXES................           37             43
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $1 par value;
      authorized 200,000 shares;
      issued and outstanding 11,000
      shares.........................           11             11
     Capital in excess of par
     value...........................           67             67
     Retained earnings...............        3,823          6,424
                                        ------------    ----------
                                             3,901          6,502
     Less -- 1,000 shares of common
      stock in treasury, at cost.....          (91)           (91)
                                        ------------    ----------
                                             3,810          6,411
                                        ------------    ----------
          Total liabilities and
        stockholders' equity.........     $ 12,295       $ 13,059
                                        ============    ==========

   The accompanying notes are an integral part of these financial statements.

                            FRASER INDUSTRIES, INC.
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                              YEARS ENDED         NINE-MONTH     TWELVE-MONTH
                                              NOVEMBER 30        PERIOD ENDED    PERIOD ENDED
                                          --------------------    AUGUST 31,      AUGUST 31,
                                            1994       1995          1996            1996
                                          ---------  ---------   ------------    ------------
REVENUES................................  $  23,114  $  30,135     $ 36,185        $ 45,100
COST OF GOODS SOLD......................     20,755     25,559       30,236          37,900
                                          ---------  ---------   ------------    ------------
     Gross profit.......................      2,359      4,576        5,949           7,200
SELLLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................      1,761      2,131        2,299           2,904
                                          ---------  ---------   ------------    ------------
     Income from operations.............        598      2,445        3,650           4,296
INTEREST EXPENSE........................       (335)      (450)        (324)           (434)
OTHER INCOME (EXPENSE), net.............         (9)        19         (137)           (153)
                                          ---------  ---------   ------------    ------------
INCOME BEFORE INCOME TAXES..............        254      2,014        3,189           3,709
PROVISION FOR INCOME TAXES..............          6         91          168             195
                                          ---------  ---------   ------------    ------------
NET INCOME..............................  $     248  $   1,923     $  3,021        $  3,514
                                          =========  =========   ============    ============

   The accompanying notes are an integral part of these financial statements.

                            FRASER INDUSTRIES, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED NOVEMBER 30, 1994 AND 1995, AND
                  THE NINE-MONTH PERIOD ENDED AUGUST 31, 1996
                                 (IN THOUSANDS)

                                                  COMMON
                          CAPITAL                 STOCK
               COMMON    IN EXCESS    RETAINED      IN
     SHARES    STOCK      OF PAR      EARNINGS    TREASURY  TOTAL
     ------    ------    ---------    --------    ------    ------
BALANCE,
November
  30,
 1993...    11  $ 11       $  67       $1,652     $ (91 )   $1,639
     Net
     income...  --  --     --             248      --          248
     ------    ------        ---      --------    ------    ------
BALANCE,
November
  30,
 1994...    11    11          67        1,900       (91 )    1,887
     Net
     income...  --  --     --           1,923      --        1,923
     ------    ------        ---      --------    ------    ------
BALANCE,
November
  30,
 1995...    11    11          67        3,823       (91 )    3,810
     Net
     income...  --  --     --           3,021      --        3,021
     Distributions...  --  --   --       (420)     --         (420)
     ------    ------        ---      --------    ------    ------
BALANCE,
  August
  31,
 1996...    11  $ 11       $  67       $6,424     $ (91 )   $6,411
     ======    ======        ===      ========    ======    ======

   The accompanying notes are an integral part of these financial statements.

                            FRASER INDUSTRIES, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                              YEARS ENDED         NINE-MONTH     TWELVE-MONTH
                                              NOVEMBER 30        PERIOD ENDED    PERIOD ENDED
                                          --------------------    AUGUST 31,      AUGUST 31,
                                            1994       1995          1996            1996
                                          ---------  ---------   ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income.........................  $     248  $   1,923     $  3,021        $  3,514
     Adjustments to reconcile net income
       to net cash provided by operating
       activities --
          Depreciation and
             amortization...............        736        956          893           1,142
          Loss on sale of assets........          1         10          135             135
          Deferred income tax...........          6         21            6               6
          Changes in operating assets
             and liabilities --
               Accounts receivable......       (854)      (772)         387            (672)
               Inventories..............       (257)      (925)         414            (592)
               Prepaid expenses.........        123         60           90             127
               Other assets.............        (86)      (104)         189              53
               Accounts payable and
                  accrued expenses......        416        295          804           1,210
               Deferred income..........        385        (25)         (19)            (26)
                                          ---------  ---------   ------------    ------------
          Net cash provided by operating
             activities.................        718      1,439        5,920           4,897
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property, plant and
       equipment........................     (2,974)    (1,497)      (3,086)         (3,324)
     Proceeds from sale of equipment....         15         13          106             109
                                          ---------  ---------   ------------    ------------
          Net cash used in investing
             activities.................     (2,959)    (1,484)      (2,980)         (3,215)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds of long-term debt.........      2,237        740        1,880           3,405
     Payments on long-term debt.........     --           (607)      (4,509)         (4,661)
     Distribution to stockholders.......     --         --             (420)           (420)
                                          ---------  ---------   ------------    ------------
          Net cash provided by (used in)
             financing activities.......      2,237        133       (3,049)         (1,676)
                                          ---------  ---------   ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................         (4)        88         (109)              6
CASH AND CASH EQUIVALENTS, beginning of
  year..................................         31         27          115          --
                                          ---------  ---------   ------------    ------------
CASH AND CASH EQUIVALENTS, end of
  year..................................  $      27  $     115     $      6        $      6
                                          =========  =========   ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
     Cash paid for --
          Interest......................  $     354  $     446     $    329        $    416
          Income taxes..................          6          3           34              34

   The accompanying notes are an integral part of these financial statements.

                            FRASER INDUSTRIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  BUSINESS AND ORGANIZATION:

     Fraser Industries, Inc. (the "Company"), is a manufacturer and recycler of wood pallets. Services the Company provides include pallet manufacturing, repair, sorting, storage and transportation. The Company is headquartered in Big Spring, Texas and has fourteen plants located primarily in Texas and Arkansas. Sales are primarily made in the Southwest and California.

     The Company and its stockholders intend to enter into a definitive agreement with PalEx, Inc. ("PalEx"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of PalEx common stock concurrent with the consummation of the initial public offering (the "Offering") of the common stock of PalEx.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

  FISCAL YEAR

     The Company reported on a fiscal-year basis ending November 30, through 1995. Beginning with fiscal 1996, the Company's fiscal year was changed to August 31. Therefore, the accompanying financial statements for the fiscal year ended August 31, 1996, represent a nine-month period. The statements of income and cash flows also reflect the twelve-month period ended August 31, 1996, for comparative purposes. Revenues and net income for the three months ended November 30, 1995, were $8,915,000 and $493,000, respectively (unaudited).

  INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis or by specific identification. The cost of finished goods inventory includes direct materials, direct labor and overhead.

  PROPERTY, PLANT AND EQUIPMENT

     Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for state tax purposes.

     Expenditures for maintenance and repairs are charged to operating expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net.

  INCOME TAXES

     The stockholders of the Company have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal and certain state income taxes. Instead, the Company's stockholders pay income taxes on their proportionate shares of the Company's net earnings. The provision for income taxes is composed entirely of state income taxes.

                            FRASER INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

  CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  REVENUE RECOGNITION

     The Company recognizes revenue upon delivery of the product to the customer.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING STANDARD

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes the recognition and measurement standards related to the impairment of long-lived assets. The Company will adopt this standard September 1, 1996. It is the opinion of management that the adoption of this standard will not have a material effect on the Company's financial position or results of operations.

  CONCENTRATIONS OF RISK

     MATERIALS -- Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Lumber supplies and costs are affected by many factors including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the United States and competition from other industries that use similar grades and types of lumber. The Company received approximately 14 percent and 12 percent of its lumber purchases from one supplier in 1995 and 1996, respectively.

     MARKETS -- Markets for pallet manufacturing and repair services are highly fragmented and competitive. Pallet manufacturing and recycling operations are not capital-intensive; therefore, barriers to entry in such businesses are minimal.

     CUSTOMERS -- The Company sells to customers with local, regional and national operations in many different industries and geographical locations. Of such customers, one customer accounted for approximately 24 percent, 43 percent and 40 percent of the Company's revenues in 1995 and the nine- and twelve-month periods ended 1996. As of August 31, 1996, this customer had an outstanding accounts receivable balance which represented approximately 20 percent of the Company's total accounts receivable.

                            FRASER INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                         ESTIMATED
                                          USEFUL
                                           LIVES      NOVEMBER 30,    AUGUST 31,
                                         IN YEARS         1995           1996
                                         ---------    ------------    ----------
Land...................................    --           $     41       $     41
Machinery and equipment................   5 - 7            8,000         10,258
Buildings..............................    15                938          1,106
Furniture and fixtures.................     7                393            393
                                                      ------------    ----------
                                                           9,372         11,798
Less -- Accumulated depreciation.......                   (4,157)        (4,620)
                                                      ------------    ----------
     Property, plant and equipment,
       net.............................                 $  5,215       $  7,178
                                                      ============    ==========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in the Company's allowance for doubtful accounts consists of the following:

                                                                 NINE-MONTH    TWELVE-MONTH
                                                                   PERIOD         PERIOD
                                              NOVEMBER 30          ENDED          ENDED
                                          --------------------   AUGUST 31,     AUGUST 31,
                                            1994       1995         1996           1996
                                          ---------  ---------   ----------    ------------
Balance at beginning of year............  $      --  $      --      $ 30          $   --
Additions charged to costs and
  expenses..............................         22         57        27              84
Deductions for uncollectible receivables
  written off...........................        (22)       (27)    --                (27)
                                          ---------  ---------       ---       ------------
                                          $      --  $      30      $ 57          $   57
                                          =========  =========       ===       ============

     The major components of inventories are as follows:

                                          NOVEMBER 30,    AUGUST 31,
                                              1995           1996
                                          ------------    ----------
Lumber, hardware and fasteners..........     $3,197         $2,519
Finished goods..........................         92            356
                                          ------------    ----------
                                             $3,289         $2,875
                                          ============    ==========

     Accrued expenses consist of the following:

                                          NOVEMBER 30,    AUGUST 31,
                                              1995           1996
                                          ------------    ----------
Accrued compensation and benefits.......     $  574         $  910
Accrued taxes...........................        127            361
Other accrued expenses..................        153            209
                                          ------------    ----------
                                             $  854         $1,480
                                          ============    ==========

                            FRASER INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

5.  DEBT:

     The Company's borrowings under a $3,000,000 revolving line of credit with a bank bear interest, payable monthly, at prime (8.25 percent at August 31, 1996) and matures in April 1997. The line of credit is secured by inventory, machinery and equipment. At November 30, 1995 and August 31, 1996, borrowings outstanding under the line of credit were approximately $2,950,000 and $955,000, respectively.

     Long-term debt consists of the following:

                                         NOVEMBER 30,    AUGUST 31,
                                             1995           1996
                                         ------------    ----------
Note payable to a bank, bearing interest
  at prime (8.25% August 31, 1996),
  payable monthly, principal payments of
  $50,000 per month through maturity in
  April 1998. Secured by substantially
  all assets of the Company and
  personally guaranteed by the
  stockholders..........................    $2,250         $1,800
Notes payable to related parties,
  bearing interest at 14% per annum,
  payable monthly, through maturity in
  January 2005..........................        65             62
Notes payable to stockholders, bearing
  interest at 8% to 10% per annum,
  payable annually, through maturities
  ranging from December 1996 to December
  1997..................................       641            464
Capital leases..........................        14             10
                                         ------------    ----------
                                             2,970          2,336
Less -- Current maturities..............      (608)          (719)
                                         ------------    ----------
                                            $2,362         $1,617
                                         ============    ==========

     Future maturities of long-term obligations at August 31, 1996, are as follows:

Year ending August 31 --
     1997...............................  $     719
     1998...............................      1,571
     1999...............................          8
     2000...............................          8
     2001...............................          7
     Thereafter.........................         23
                                          ---------
                                          $   2,336
                                          =========

6.  INCOME TAXES:

     State income taxes are as follows:

                                                                   NINE-MONTH    TWELVE-MONTH
                                                YEAR ENDED           PERIOD         PERIOD
                                               NOVEMBER 30           ENDED          ENDED
                                          ----------------------   AUGUST 31,     AUGUST 31,
                                            1994        1995          1996           1996
                                          ---------  -----------   ----------    ------------
State --
     Current............................  $      --   $      70      $  162         $  189
     Deferred...........................          6          21           6              6
                                          ---------         ---    ----------    ------------
                                          $       6   $      91      $  168         $  195
                                          =========         ===    ==========    ============

                            FRASER INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     For the years ended November 30, 1994 and 1995, and the nine- and twelve-month periods ended August 31, 1996, income tax expense is primarily computed by applying a blended state tax rate of 5.2 percent to income before income tax.

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences for the periods ended November 30, 1995, and August 31, 1996, result principally from the following:

                                           NOVEMBER 30,    AUGUST 31,
                                               1995           1996
                                           ------------    ----------
Deferred income tax liabilities --
     Depreciation and amortization......       $ 35          $   61
     Accruals and reserves not
       deductible until paid............         14              17
Deferred income tax assets --
     Inventory..........................         (4)             (7)
     Other assets.......................         (8)            (28)
                                                ---        ----------
Total deferred income tax (assets)
  liabilities...........................       $ 37          $   43
                                                ===        ==========

7.  GRANT RECEIVABLE:

     The Company entered into an agreement with New Boston Special Industrial Development Corporation of New Boston, Texas, in August 1993 in which the Company is to receive a $200,000 grant (building grant) in exchange for building a production facility and $200,000 grant (employment grant) for providing 100 full-time jobs for 10 years at the facility. In the event that a monthly average of 90 full-time jobs are not maintained for the 10 years, the Company is required to refund a portion of the grant. The refund calculation will be performed at the end of five years and 10 years. The Company received the entire $200,000 of the building grant in January 1994 and, through August 31, 1996, the Company has received $120,000 of the employment grant, with $40,000 to be received each August 1 through 1998. The building grant is recorded as deferred income and is recognized in the statements of income as a reduction in depreciation expense over the life of the facility using the straight-line method. The employment grant is recorded as deferred income and is recognized in the statements of income as a reduction in salaries expense over the 10-year contractual life using the straight-line method.

8.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  INSURANCE

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

                            FRASER INDUSTRIES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

  OPERATING LEASE AGREEMENTS

     The Company conducts a portion of its operations and warehouses certain of its products in leased facilities classified as operating leases.

     Minimum future rental payments under the noncancelable operating leases as of August 31, 1996, are as follows:

Year Ending August 31 --
     1997............................  $     719
     1998............................        521
     1999............................        185
     2000............................          5
                                       ---------
                                       $   1,430
                                       =========

     The leases provide for payment of taxes and other expenses by the Company. Rent expense for operating leases was approximately $528,000 and $735,000 for the nine-and twelve-month periods ended August 31, 1996, respectively, and $477,000 and $294,000 in 1995 and 1994, respectively.

9.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" and SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its shareholders have entered into a definitive agreement with PalEx providing for the acquisition of the Company by PalEx.

     The Company intends to declare a contribution to its defined contribution profit-sharing plan in an amount currently estimated to be approximately $375,000. In connection with the acquisition, PalEx has agreed to satisfy the Company's profit-sharing obligation through the issuance of approximately 50,000 shares of PalEx common stock. In addition, prior to the closing of the acquisition, the Company will make distributions in respect of the Company's estimated S Corporation Accumulated Adjustment Account at the time of closing in the amount of approximately $3.3 million.

     The Company is liable to a director of PalEx for an amount up to $50,000 for advisory services, which amount is payable upon completion of the acquisition of the Company by PalEx.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Ridge Pallets, Inc.:

     We have audited the accompanying balance sheets of Ridge Pallets, Inc. (a Florida corporation) (the "Company"), as of July 30, 1995, and July 28, 1996, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended, and the statement of income, changes in stockholders' equity and cash flows of the Predecessor Company (as defined in Note 1) for the year ended July 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ridge Pallets, Inc. as of July 30, 1995, and July 28, 1996 and the results of its operations and cash flows for the years then ended, and the results of the Predecessor Company's operations and cash flows for the year ended July 31, 1994, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, controlling ownership of the Predecessor Company was acquired by stockholders of Ridge Pallets, Inc. in a purchase transaction effective for accounting purposes as of August 1, 1994. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of the Predecessor Company based on their estimated fair values at August 1, 1994. Accordingly, the financial statements of Ridge Pallets, Inc. are not comparable to those of the Predecessor Company.

ARTHUR ANDERSEN LLP
Houston, Texas
December 8, 1996

                              RIDGE PALLETS, INC.
      BALANCE SHEETS -- JULY 30, 1995, JULY 28, 1996, AND OCTOBER 29, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          JULY 30,   JULY 28,    OCTOBER 29,
                                            1995       1996         1996
                                          ---------  ---------   -----------
                                                                 (UNAUDITED)

                 ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..........  $   4,259  $   1,250     $    34
     Accounts receivable, net of
       allowance of $155, $123 and
       $88..............................      2,560      3,376       3,735
     Inventories........................      4,228      3,687       4,722
     Other current assets...............        350        144         120
                                          ---------  ---------   -----------
          Total current assets..........     11,397      8,457       8,611
PROPERTY, PLANT AND EQUIPMENT, net......      5,211      6,151       6,626
OTHER ASSETS............................      1,055      1,101         824
                                          ---------  ---------   -----------
          Total assets..................  $  17,663  $  15,709     $16,061
                                          =========  =========   ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
       debt.............................  $   1,050  $   1,050     $ 1,650
     Accounts payable...................        338        796         868
     Accrued expenses...................        780      1,003         946
     Dividends payable..................      1,050     --          --
                                          ---------  ---------   -----------
          Total current liabilities.....      3,218      2,849       3,464
LONG-TERM DEBT, net of current
  maturities............................     12,221      8,600       8,600
                                          ---------  ---------   -----------
          Total liabilities.............     15,439     11,449      12,064
                                          ---------  ---------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $1 par value,
       5,000,000 shares authorized;
       483,000 shares and 549,500 shares
       issued and outstanding for 1995
       and 1996, respectively...........        483        550         550
     Additional paid-in capital.........        179        496         496
     Retained earnings..................      1,562      3,214       2,951
                                          ---------  ---------   -----------
          Total stockholders' equity....      2,224      4,260       3,997
                                          ---------  ---------   -----------
0          Total liabilities and
             stockholders' equity.......  $  17,663  $  15,709     $16,061
                                          =========  =========   ===========

   The accompanying notes are an integral part of these financial statements.

                              RIDGE PALLETS, INC.
                          STATEMENTS OF INCOME (LOSS)
      FOR THE YEARS ENDED JULY 31, 1994, JULY 30, 1995, AND JULY 28, 1996
      AND FOR THE THREE MONTHS ENDED OCTOBER 27, 1995 AND OCTOBER 29, 1996
                                 (IN THOUSANDS)

                                                                            THE COMPANY
                                              THE        --------------------------------------------------
                                          PREDECESSOR                                THREE MONTHS ENDED
                                            COMPANY                              --------------------------
                                           JULY 31,      JULY 30,    JULY 28,    OCTOBER 27,    OCTOBER 29,
                                             1994          1995        1996         1995           1996
                                          -----------    --------    --------    -----------    -----------
                                                                                        (UNAUDITED)
REVENUES................................    $47,946      $ 54,450    $ 48,341      $10,499        $10,059
COST OF GOODS SOLD......................     40,606        46,388      40,540        9,024          9,171
                                          -----------    --------    --------    -----------    -----------
     Gross profit.......................      7,340         8,062       7,801        1,475            888
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................      4,018         3,826       3,825        1,033            985
                                          -----------    --------    --------    -----------    -----------
     Income from operations.............      3,322         4,236       3,976          442            (97)

INTEREST EXPENSE........................        (80)         (962)     (1,032)        (267)          (192)
OTHER INCOME (EXPENSE), net.............        922           101         199           64             20
                                          -----------    --------    --------    -----------    -----------
INCOME BEFORE INCOME TAXES..............      4,164         3,375       3,143          239           (269)
PROVISION (BENEFIT) FOR INCOME TAXES....         99            83          76            6             (6)
                                          -----------    --------    --------    -----------    -----------
NET INCOME..............................    $ 4,065      $  3,292    $  3,067      $   233        $  (263)
                                          ===========    ========    ========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                              RIDGE PALLETS, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
      FOR THE YEARS ENDED JULY 31, 1994, JULY 30, 1995, AND JULY 28, 1996
                          AND THROUGH OCTOBER 27, 1996
                                 (IN THOUSANDS)

                                           COMMON STOCK       ADDITIONAL
                                       --------------------    PAID-IN      RETAINED
                                        SHARES     AMOUNT      CAPITAL      EARNINGS      TOTAL
                                       ---------  ---------   ----------    ---------   ---------
THE PREDECESSOR COMPANY:
     Balance, July 26, 1993..........      1,875  $   1,875     $--            13,402   $  15,277
     Stock issued....................         27         27         64         --              91
     Net income......................     --         --          --             4,065       4,065
     Dividends.......................     --         --          --            (1,503)     (1,503)
     Stock redemption................        (27)       (27)       (64)          (131)       (222)
                                       ---------  ---------   ----------    ---------   ---------
     Balance, July 31, 1994..........      1,875  $   1,875     $--          $ 15,833   $  17,708
                                       =========  =========   ==========    =========   =========
THE COMPANY:
     Balance -- initial
       capitalization, August 1,
       1994..........................        350  $     350     $--          $ --       $     350
     Stock issued....................        133        133        179         --             312
     Net income......................     --         --          --             3,292       3,292
     Dividends.......................     --         --          --            (1,730)     (1,730)
                                       ---------  ---------   ----------    ---------   ---------
     Balance, July 30, 1995..........        483        483        179          1,562       2,224
     Stock issued....................         67         67        317         --             384
     Net income......................     --         --          --             3,067       3,067
     Dividends.......................     --         --          --            (1,415)     (1,415)
                                       ---------  ---------   ----------    ---------   ---------
     Balance, July 28, 1996..........        550        550        496          3,214       4,260
     Net loss (unaudited)............     --         --          --              (263)       (263)
                                       ---------  ---------   ----------    ---------   ---------
     Balance, October 27, 1996.......        550  $     550     $  496       $  2,951   $   3,997
                                       =========  =========   ==========    =========   =========

   The accompanying notes are an integral part of these financial statements.

                              RIDGE PALLETS, INC.
                            STATEMENTS OF CASH FLOWS
      FOR THE YEARS ENDED JULY 31, 1994, JULY 30, 1995, AND JULY 28, 1996
      AND FOR THE THREE MONTHS ENDED OCTOBER 27, 1995 AND OCTOBER 29, 1996
                                 (IN THOUSANDS)

                                                                           THE COMPANY
                                             THE        -------------------------------------------------
                                         PREDECESSOR                               THREE MONTHS ENDED
                                           COMPANY                              -------------------------
                                          JULY 31,      JULY 30,    JULY 28,    OCTOBER 27,   OCTOBER 29,
                                            1994          1995        1996         1995          1996
                                         -----------    --------    --------    -----------   -----------
                                                                                       (UNAUDITED)
CASH PROVIDED BY OPERATING ACTIVITIES:
    Net income (loss)...................   $ 4,065       $3,292     $ 3,067       $   233       $  (263)
                                         -----------    --------    --------    -----------   -----------
    Additions (deductions) for noncash
      activities --
         Depreciation and
           amortization.................     1,182          605         734           166           200
         (Gain) loss on sale of
           property, plant and
           equipment....................        (6)          13       --           --            --
         Deferred income taxes..........         4           45          (2 )      --            --
         Changes in assets and
           liabilities --
             Accounts receivable........      (646)       1,340        (816 )      (1,140)         (359)
             Inventories................       103          167         541        (1,700)       (1,035)
             Prepaid expenses and other
               current assets...........      (115)          10         206            24            24
             Other assets...............      (415)        (275)        (49 )          32           103
             Accounts payable...........        75         (229)        458           298            73
             Accrued expenses...........      (899)          35         229           182           116
                                         -----------    --------    --------    -----------   -----------
                                              (717)       1,711       1,301        (2,138)         (878)
                                         -----------    --------    --------    -----------   -----------
                  Net cash provided by
                    (used in) operating
                    activities..........     3,348        5,003       4,368        (1,905)       (1,141)
                                         -----------    --------    --------    -----------   -----------
CASH FROM INVESTING ACTIVITIES:
    Proceeds from sale of property,
      plant and equipment...............        64          223          90        --            --
    Proceeds from redemption of
      insurance policies................       669        --          --           --            --
    Purchase of property, plant and
      equipment.........................      (892)        (899)     (1,765 )        (308)         (675)
                                         -----------    --------    --------    -----------   -----------
                  Net cash used in
                    investing
                    activities..........      (159)        (676)     (1,675 )        (308)         (675)
                                         -----------    --------    --------    -----------   -----------
CASH FROM FINANCING ACTIVITIES:
    Issuance of common stock............        91          312         384        (1,147)       --
    Dividends paid......................    (1,540)        (680)     (2,465 )      (1,010)       --
    Payment of long-term debt...........       (50)         (50)     (3,621 )      --            --
    Redemption of common stock..........      (222)       --          --           --            --
    Net borrowings on line of credit....    --            --          --           --               600
    Other...............................       (59)       --          --           --            --
                                         -----------    --------    --------    -----------   -----------
                  Net cash provided by
                    (used in) financing
                    activities..........    (1,780)        (418)     (5,702 )      (2,157)          600
                                         -----------    --------    --------    -----------   -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................     1,409        3,909      (3,009 )      (4,370)       (1,216)
CASH AND CASH EQUIVALENTS, beginning of
  year..................................     2,263          350       4,259         4,259         1,250
                                         -----------    --------    --------    -----------   -----------
CASH AND CASH EQUIVALENTS, end of
  year..................................   $ 3,672       $4,259     $ 1,250       $  (111)      $    34
                                         ===========    ========    ========    ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for --
         Interest.......................   $    37       $  816     $ 1,018       $   237       $   199
         Income taxes...................        66           69          90             6             0

   The accompanying notes are an integral part of these financial statements.

                              RIDGE PALLETS, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     On August 1, 1994, The FMP Group, Inc., purchased from Ridge Pallets, Inc. (the "Predecessor Company"), substantially all of its assets used in the pallet and bin manufacturing business and the name "Ridge Pallets, Inc.," for notes payable of approximately $12,600,000 and the assumption of approximately $1,800,000 in liabilities. Simultaneously with the transaction, the seller changed its name to Ridge Resources, Inc., and The FMP Group, Inc., changed its name to Ridge Pallets, Inc. (the "Company"). The statements of income, stockholders' equity and cash flows for the year ended July 31, 1994, represent those of the Predecessor Company prior to the purchase by the Company. As a result of the transaction, the cost bases of the Predecessor Company and the Company are different, as discussed further below. References to the Company hereinafter may also include periods prior to August 1, 1994.

     The Company is a manufacturer of wooden pallets and agricultural harvesting boxes and bins. Manufacturing facilities are located in Florida, Georgia and South Carolina, with the Company's headquarters located in Bartow, Florida. Sales of the Company's products are primarily in Florida and the Southeastern United States. The Company's customer base is approximately 40 percent agricultural, with the balance comprised of the cement, roof and tile, auto, grocery, beverage and seafood industries.

     The Company and its stockholders intend to enter into a definitive agreement with PalEx, Inc. ("PalEx"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of PalEx common stock concurrent with the consummation of the initial public offering of the common stock of PalEx.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  FISCAL YEAR

     The fiscal year of the Company is a 52-week or 53-week period that ends on the last Sunday in July. The years ended July 31, 1994, July 30, 1995, and July 28, 1996, were 53-, 52- and 52-week periods, respectively.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the consolidated interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis or by specific identification. The cost of finished goods inventory includes direct material, direct labor and overhead.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation for the year ended July 31, 1994, was calculated using an accelerated method. Depreciation for the years ended July 30, 1995, and July 28, 1996, is provided on the straight-line method based upon the estimated useful lives of the assets.

     Expenditures for maintenance and repairs are charged to operating expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are

                              RIDGE PALLETS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

eliminated from the respective accounts and the resulting gain or loss is included in other income (expense), net.

  INCOME TAXES

     The stockholders of the Company have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal and certain state income taxes. Instead, the Company's stockholders pay income taxes on their proportionate shares of the Company's net earnings. The provision for income taxes is composed entirely of state income taxes.

  CASH EQUIVALENTS

     For purposes of the statements of cash flows and balance sheets, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  NONCASH ACTIVITIES

     In fiscal year 1995, the Company issued notes payable of approximately $12,600,000 and assumed approximately $1,800,000 of liabilities in connection with the acquisition of the pallet and bin manufacturing business of Ridge Resources, Inc. The assets acquired were recorded at fair value as follows:

                                        (IN THOUSANDS)
                                        --------------
Property, plant and equipment........      $  5,372
Inventories..........................         4,394
Accounts receivable..................         3,899
Other assets.........................           720
Goodwill.............................            23
                                        --------------
                                           $ 14,408
                                        ==============

     In addition, dividends of $1,050,000 were included in dividends payable at July 30, 1995. Accordingly, these noncash investing and financing activities have been excluded from the accompanying statements of cash flows.

     The Predecessor Company maintained deferred compensation agreements with shareholders and key members of management through July 31, 1994. The agreements were terminated in connection with the formation of the Company. The Predecessor Company recognized a gain of approximately $631,000 upon cancellation of the deferred compensation liability, which has been reflected in other income (expense), net for the year ended July 31, 1994.

  REVENUE RECOGNITION

     The Company recognizes revenues upon delivery of the product to the customer.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING STANDARD

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the
Impairment of Long-Lived Assets and For Long-Lived

                              RIDGE PALLETS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Assets to Be Disposed Of." This statement establishes the recognition and measurement standards related to the impairment of long-lived assets. The Company will be required to adopt this standard during fiscal 1997. It is the opinion of management that the adoption of this standard will not have a material effect on the Company's financial position or results of operations.

  CONCENTRATIONS OF RISK

     MATERIALS -- Pallet prices are closely related to the changing costs and availability of lumber, the principal raw material used in the manufacture and repair of wooden pallets. Lumber supplies and costs are affected by many factors including weather, governmental regulation of logging on public lands, lumber agreements between Canada and the United States and competition from other industries that use similar grades and types of lumber. The Company received approximately 40 percent, 39 percent and 46 percent of its lumber purchases from two suppliers in 1994, 1995 and 1996, respectively.

     MARKETS -- Markets for pallet manufacturing and repair services are highly fragmented and competitive. Pallet manufacturing and recycling operations are not capital-intensive; therefore, barriers to entry in such businesses are minimal.

     CUSTOMERS -- The Company's sales are made to customers with local, regional and national operations in many different industries and geographical locations. Of such customers, one customer accounted for approximately 17 percent, 22 percent and 21 percent of revenues in 1994, 1995 and 1996. As of July 28, 1996, the customer had an outstanding accounts receivable balance which represented approximately 10 percent of total accounts receivable.

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                            ESTIMATED
                                             USEFUL
                                              LIVES      JULY 30,    JULY 28,
                                            IN YEARS       1995        1996
                                           -----------   --------    --------
                                                            (IN THOUSANDS)
Land....................................        -        $    721     $   721
Machinery and equipment.................     7 - 10         2,033       2,675
Vehicles and rolling stock..............        5             694       1,141
Buildings and building improvements.....     15 - 40        2,229       2,608
Furniture and fixtures..................     5 - 10           124         277
Less -- Accumulated depreciation........                     (590)     (1,271)
                                                         --------    --------
Property, plant and equipment, net......                 $  5,211     $ 6,151
                                                         ========    ========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     The major components of inventories are as follows:

                                        JULY 30,       JULY 28,
                                          1995           1996
                                        ---------      ---------
                                             (IN THOUSANDS)
Lumber, hardware and fasteners.......    $ 3,701        $ 3,054
Work in process......................         88             85
Finished goods.......................        439            548
                                        ---------      ---------
                                         $ 4,228        $ 3,687
                                        =========      =========

                              RIDGE PALLETS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Activity in the Company's allowance for doubtful accounts consists of the following:

                                        JULY 30,     JULY 28,
                                          1995         1996
                                        ---------    ---------
                                            (IN THOUSANDS)
Balance at beginning of the year.....    $    35      $   155
Additions charged to expense
(recoveries).........................        120           (5)
Deductions for uncollectible
receivables written off..............      --             (27)
                                        ---------    ---------
                                         $   155      $   123
                                        =========    =========

     Other assets are as follows:

                                        JULY 30,     JULY 28,
                                          1995         1996
                                        ---------    ---------
                                            (IN THOUSANDS)
Certificate of deposit, restricted...    $   535      $   554
Cash surrender value of officers'
life insurance.......................        130          146
Notes receivable.....................        131           90
Other assets.........................        259          311
                                        ---------    ---------
                                         $ 1,055      $ 1,101
                                        =========    =========

     Accrued expenses consist of the following:

                                        JULY 30,     JULY 28,
                                          1995         1996
                                        ---------    ---------
                                            (IN THOUSANDS)
Accrued workers' compensation........    $   250      $   250
Accrued salaries and benefits........         90          378
Accrued interest payable.............        140          133
Accrued taxes........................        110           81
Other accrued expenses...............        190          161
                                        ---------    ---------
                                         $   780      $ 1,003
                                        =========    =========

5.  DEBT:

     The Company maintains a $4 million line of credit which expires in June 1997. There were no borrowings on the line as of July 30, 1995, and July 28, 1996. Provisions of the line of credit contain certain restrictive covenants, the most restrictive of which requires the Company to maintain a net worth of at least $250,000. The borrowings are collateralized by the personal guarantees of six of the Company's shareholders. The interest rate is at prime (prime rate was 8.25 percent at July 28, 1996).

                              RIDGE PALLETS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Long-term debt consisted of the following:

                                       JULY 30,   JULY 28,
                                         1995       1996
                                       ---------  ---------
                                          (IN THOUSANDS)
Notes payable to Ridge Resources,
  Inc. and its shareholders, at
  prime, interest due quarterly,
  principal due in annual
  installments totaling $1,000,000 to
  $1,500,000, maturing January 3,
  2000, and collateralized by
  property, plant, equipment,
  receivables and inventory and
  secured by shares of the Company
  held by six shareholders...........  $  12,571  $   9,000
Industrial development bond, interest
  variable, approximating 80 percent
  of prime, interest due monthly,
  $50,000 principal due annually;
  collateralized by property, plant
  and equipment and a standby letter
  of credit from a bank in the amount
  of $695,000........................        700        650
                                       ---------  ---------
                                          13,271      9,650
Less -- Current portion..............     (1,050)    (1,050)
                                       ---------  ---------
     Total long-term debt............  $  12,221  $   8,600
                                       =========  =========

     The aggregate principal maturities for each of the next five fiscal years are as follows (in thousands):

Fiscal year ending --
     1997............................  $   1,050
     1998............................      1,550
     1999............................      1,550
     2000............................      5,050
     2001............................         50
     Thereafter......................        400
                                       ---------
                                       $   9,650
                                       =========

6.  INCOME TAXES:

     State income taxes are as follows:

                                        JULY 31,    JULY 30,    JULY 28,
                                          1994        1995        1996
                                        --------    --------    --------
                                                 (IN THOUSANDS)
State --
     Current.........................     $ 95        $ 38        $ 78
     Deferred........................        4          45          (2)
                                           ---         ---         ---
                                          $ 99        $ 83        $ 76
                                           ===         ===         ===

     For the years ended 1994, 1995 and 1996, actual income tax expense is primarily computed by applying the blended state tax rate of 2.4 percent to income before income tax.

                              RIDGE PALLETS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences for the years ended 1995 and 1996 result principally from the following:

                                           JULY 30,    JULY 28,
                                             1995        1996
                                           --------    --------
                                              (IN THOUSANDS)
Deferred income tax liabilities --
     Depreciation and amortization......     $  3        $  9
     Fiscal year-end deferral...........       48          44
Deferred income tax assets --
     Inventory..........................       (3)         (3)
     Other assets.......................       (4)         (7)
                                              ---         ---
          Net current deferred income
              tax liabilities...........     $ 44        $ 43
                                              ===         ===

7.  RELATED-PARTY TRANSACTIONS:

     The Company is related to Sunbelt Forest Products Corporation ("Sunbelt") and Ridge Resources, Inc., through certain common ownership, officers and directors.

     The following amounts are included in the statements of income:

                                                      YEARS ENDED
                                           ----------------------------------
                                           JULY 31,     JULY 30,     JULY 28,
                                             1994         1995         1996
                                           --------     --------     --------
                                                     (IN THOUSANDS)
Sales to Sunbelt........................    $  977       $  484       $  666
Purchases from Sunbelt..................                  --              11
Accounting and managerial services
  revenue from Sunbelt..................       135           75           55
Purchases from Ridge Resources, Inc.....                    199          421
Interest income from Sunbelt............       193        --           --
Interest expense to Ridge Resources,
  Inc...................................     --             909          982

The following amounts are included in the balance sheets:

                                           JULY 30,     JULY 28,
                                             1995         1996
                                           --------     --------
                                              (IN THOUSANDS)
Accounts receivable from Sunbelt........   $      7      $    6
Due from Ridge Resources, Inc...........          5           1
Note payable to Ridge Resources, Inc....     12,571       9,000

8.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  INSURANCE

     The Company has a workers' compensation and general liability policy, subject to a $250,000 deductible. As such, any claim within the first $250,000 per incident would be the financial obligation of the Company. In addition, the policy limits coverage to $850,000 per year. The Company maintains a

                              RIDGE PALLETS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

certificate of deposit as security in the amount of approximately $554,000, which is included in other assets at July 28, 1996.

     The accrued insurance claims payable represents management's estimate of the Company's potential claims costs in satisfying the deductible provisions of the insurance policy for claims occurring through July 28, 1996. The accrual is based upon known facts and historical trends, and management believes such accrual to be adequate.

     The Company self-insures its employees' health insurance program. A trust was established in July 1983 to administer this program. Effective August 1, 1994, the Company became the new trust sponsor. By agreement between the Company and the trust, the Company must contribute sufficient funds to the trust to ensure that the trust has sufficient monies to pay claims as provided in the employee health insurance plan document. The Company contributed $205,000, $185,000 and $145,000 in fiscal years 1994, 1995 and 1996, respectively. Health insurance expense was $198,000, $192,000 and $145,000 in fiscal years 1994, 1995 and 1996, respectively.

     The trust obtained tax-exempt status from the Internal Revenue Service during 1985. Its trustees are employees of the Company.

9.  PROFIT-SHARING PLAN:

     The Company maintains a qualified profit-sharing plan. Company contributions are voluntary and at the discretion of the board of directors. Annual contributions, in order to be deductible for income tax purposes by the Company, cannot exceed 15 percent of salaries and wages.

     Effective January 1, 1995, the Company amended the Plan to qualify under Internal Revenue Code Section 401(k). In accordance with the Plan, the Company will match 50 percent of employee 401(k) contributions, not to exceed 4 percent of the employee's qualified compensation related to the Plan.

     Total profit-sharing and 401(k) expense was $400,000 for fiscal years 1994, 1995 and 1996.

10.  DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" and SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

11. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     The Company and its shareholders have entered into a definitive agreement with PalEx providing for the acquisition of the Company by PalEx.

     The Company intends to declare a contribution to its defined contribution profit-sharing plan in an amount currently estimated to be approximately $619,000. In connection with the acquisition, PalEx has agreed to satisfy the Company's profit-sharing obligation through the issuance of approximately 82,500 shares of PalEx common stock. In addition, prior to the closing of the acquisition, the Company will make distributions in respect of the Company's estimated S Corporation Accumulated Adjustment Account at the time of closing in the amount of approximately $4.5 million.

     The Company is also liable to an investment banking firm for an amount up to $468,000 for financial advisory services upon the completion of the acquisition of the Company by PalEx.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PalEx, Inc.:

     We have audited the accompanying balance sheet of PalEx, Inc. (a Delaware corporation), as of August 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of PalEx, Inc., as of August 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1996

                                  PALEX, INC.
                        BALANCE SHEET -- AUGUST 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                 ASSETS
CASH AND CASH EQUIVALENTS...............  $       1
                                          ---------
          Total assets..................  $       1
                                          =========

          STOCKHOLDER'S EQUITY
STOCKHOLDER'S EQUITY:
     Preferred stock $.01 par value,
      5,000,000 shares authorized, no
      shares issued.....................     --
     Common stock, $.01 par, 30,000,000
      shares authorized, 1,021,389
      shares issued.....................  $      10
     Retained deficit...................         (9)
                                          ---------
          Total stockholder's equity....          1
                                          ---------
          Total stockholder's equity....  $       1
                                          =========

    The accompanying notes are an integral part of this financial statement.

                                  PALEX, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     PalEx, Inc. ("PalEx" or the "Company"), was founded in January 1996 to create a nationwide provider of pallet products and related services. PalEx intends to acquire three U.S. pallet businesses (the "Acquisitions"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its national operations.

     PalEx has not conducted any operations, and all activities to date have related to the acquisitions and the initial public offering ("IPO"). Cash of $1,000 was generated from the initial capitalization of the Company (see Note
2). All other expenditures to date have been funded by the majority stockholder, Main Street Capital Partners, L.P. ("Main Street"), on behalf of the Company. Accordingly, changes in stockholder's equity and cash flows would not provide meaningful information and have been omitted. There is no assurance that the pending acquisitions discussed below will be completed and that PalEx will be able to generate future operating revenues. Main Street has committed to fund the first $1.25 million of offering costs. PalEx will treat these costs as deferred costs and contributed capital as incurred by Main Street. As of November 30, 1996, management estimates costs of approximately $300,000 (unaudited) had been incurred by Main Street in connection with the IPO. PalEx is dependent upon the IPO to execute the pending acquisitions and future operations.

2.  STOCKHOLDER'S EQUITY:

     In connection with the organization and initial capitalization of PalEx, the Company issued 1,000 shares of common stock for $1,000 (see Note 3).

3.  SUBSEQUENT EVENTS:

     In December 1996, PalEx declared a stock dividend of approximately 1,021 shares of common stock for each share of common stock then outstanding. In addition, PalEx increased the number of authorized shares of common stock to 30,000,000 shares and authorized 5,000,000 shares of $.01 par value preferred stock. The effects of the common stock dividend and the increase in the number of common shares authorized have been retroactively reflected on the balance sheet and in the accompanying notes.

     In November 1996, the Company issued 50,000 shares (after reflecting the stock dividend) of its common stock to the Chief Executive Officer at an aggregate price of $500. The Company will record a nonrecurring, noncash charge of approximately $300,000 representing the difference between the amounts paid for the shares and the estimated fair value of the shares on the date of the sale as if the Acquisitions were completed.

     PalEx and separate wholly owned subsidiaries have signed definitive agreements to acquire by merger three companies (Founding Companies) to be effective with the IPO. The companies to be acquired are Fraser Industries, Inc. (Fraser), Ridge Pallets, Inc. (Ridge), and Interstate Pallets, Inc. (Interstate). Consideration that will be paid by PalEx to acquire the Founding Companies is approximately $49.7 million (unaudited) (based upon an offering price of $10 per share (unaudited), net of a 25 percent discount) consisting of a combination of cash and common stock.

     As of September 1, 1996, Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," will be effective for the Company. SFAS No. 123 allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. As permitted by SFAS No. 123, the Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

                                  PALEX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has authorized the issuance of 1,800,000 shares of its common stock in accordance with its stock option plan. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Plan. The Company expects to grant options to purchase a total of 725,000 shares of common stock at the initial public offering price upon consummation of the Offering. The Chief Executive Officer was also granted 200,000 options to purchase PalEx common stock, 100,000 of which may be purchased at $7.50 per share and the remaining 100,000 which may be purchased at the IPO price.

4. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     On December 23, 1996, PalEx filed a registration statement on Form S-1 for the sale of its common stock. See "Risk Factors" included elsewhere herein.

     In connection with the Acquisitions, PalEx will assume certain obligations of the Founding Companies. Additionally, in connection with the Acquisitions, PalEx has agreed to satisfy the Founding Companies profit-sharing obligations totalling approximately $1.1 million through the issuance of approximately 142,500 shares of PalEx common stock.

================================================================================

      No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                            ------------------------

                                TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----
Prospectus Summary......................................................   3
Risk Factors............................................................   8
The Company.............................................................  12
Use of Proceeds.........................................................  13
Dividend Policy.........................................................  13
Capitalization..........................................................  14
Dilution................................................................  15
Selected Financial Data.................................................  16
Management's Discussion and Analysis
      of Financial Condition and Results
      of Operations.....................................................  18
Business................................................................  25
Management..............................................................  33
Certain Transactions....................................................  38
Principal Stockholders..................................................  41
Description of Capital Stock............................................  42
Shares Eligible for Future Sale.........................................  44
Underwriting............................................................  46
Legal Matters...........................................................  47
Experts.................................................................  47
Additional Information..................................................  47
Index to Financial Statements...........................................  F-1

                            ------------------------

Until , 1997, (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offered hereby whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================
                                3,000,000 SHARES

                                   PalEx, Inc.

                                     (Logo)

                                  COMMON STOCK

                                   PROSPECTUS

                               ALEX. BROWN & SONS
                                  INCORPORATED

                                   MONTGOMERY
                                   SECURITIES

                          ______________________, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)


SEC Registration Fee............................  $      11,500
NASD Filing Fee ................................          4,295
Listing Fee.....................................            *
Accounting Fees and Expenses....................            *
Legal Fees and Expenses.........................            *
Printing Expenses...............................            *
Transfer Agent's Fees...........................            *
Miscellaneous...................................            *
                                                  -----------
           Total................................  $         *
                                                  ===========

(1) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

*    To be completed by amendment.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Subsection (a) of section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

            Section 102(b)(7) of the DGCL of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

            Article Eighth of the Company's Amended and Restated Certificate of Incorporation states that:

            No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eighth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

            In addition, Article VI of the Company's Bylaws further provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law.

            The Company intends to enter into indemnification agreements with each of its executive officers and directors. The Company also intends to obtain directors and officers liability insurance.

            Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its officers and directors, and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

            Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act of 1933. The description presented below gives effect to the Company's recent reorganization and accompanying 1,021.389 for one stock split on December 20, 1996.

                        (a) On January 8, 1996, the Company issued 1,021,389
            shares of its Common Stock for an aggregate price of $1,000 to Main Street Capital Partners, L.P. in connection with the Formation of the Company.

                        (b) On November 6, 1996, the Company issued 50,000
            shares of its Common Stock to Vance Maultsby, Jr. for an aggregate price of $500 in connection with his hiring by the Company. In connection with his hiring by the Company, Mr Maultsby received options to purchase 100,000 shares of Common Stock at an exercise price of $7.50 per share and options to purchase 100,000 shares of Common Stock at an exercise price equal to the initial public offering price.

                        (c) See "Certain Transactions" for a discussion of the
            issuance of shares of Common Stock and options to purchase shares of Common Stock in connection with the Acquisitions.

            These transactions were completed without registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

            (a) Exhibits

EXHIBIT

         *1.1      --    Form of Underwriting Agreement.

          3.1      --    Amended and Restated Certificate of Incorporation.

          3.2      --    Bylaws.

         *4.1      --    Specimen Common Stock Certificate.

        *5.1       --    Opinion of Andrews & Kurth L.L.P. as to the legality of
                         the securities being registered.

        10.1       --    Agreement and Plan of Reorganization and Merger dated
                         as of December 20, 1996 between PalEx, Inc. and Ridge
                         Pallets, Inc.

        10.2       --    Agreement and Plan of Reorganization and Merger dated
                         as of December 20, 1996 between PalEx, Inc. and Fraser
                         Industries, Inc.

        10.3       --    Agreement and Plan or Reorganization and Merger dated
                         as of December 20, 1996 between PalEx, Inc. and
                         Interstate Pallet Co., Inc.

        10.4       --    Form of Employment and Non-Competition Agreement.

       *10.5       --    Form of Officer and Director Indemnification Agreement.

       *10.6       --    PalEx, Inc. 1996 Stock Option Plan.

       *23.1       --    Consent of Andrews & Kurth L.L.P. (included in Exhibit
                         5.1).

        23.2       --    Consent of Arthur Andersen LLP.

        23.3       --    Consent of A. E. Holland, Jr. pursuant to Rule 438.

        23.4       --    Consent of Troy O. Fraser pursuant to Rule 438.

        23.5       --    Consent of Stephen C. Sykes pursuant to Rule 438.

        23.6       --    Consent of Tucker S. Bridwell pursuant to Rule 438.

        23.7       --    Consent of John E. Drury pursuant to Rule 438.

        24.1       --    Powers of Attorney (included in signature page).

        27         --    Financial Data Schedule

*    To be filed by Amendment.

ITEM 17.   UNDERTAKINGS

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned registrant hereby undertakes:

                        (1) That for purposes of determining any liability under
            the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                        (2) That for the purpose of determining any liability
            under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3) To provide to the Underwriters at the closing
            specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 23, 1996.

                                PALEX, INC.


                                By: /s/ VANCE K. MAULTSBY, JR.
                                    Vance K. Maultsby, Jr., President and Chief
                                    Executive Officer

            KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Vance K. Maultsby, Jr., Casey A. Fletcher and Sam W. Humphreys, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                    TITLE                       DATE
           ---------                    -----                       ----

/s/ VANCE K. MAULTSBY, JR.     President and Chief Executive   December 23, 1996
    Vance K. Maultsby, Jr.      Officer (Principal Executive
                                Officer)

/s/    CASEY A. FLETCHER       Chief Accounting Officer        December 23, 1996
       Casey A. Fletcher        (Principal Financial and
                                Accounting Officer)

/s/    SAM W. HUMPHREYS
       Sam W. Humphreys         Director                       December 23, 1996